UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

I-LEVEL MEDIA GROUP INCORPORATED
(Exact name of registrant as specified in charter)
Nevada (State or jurisdiction of incorporation or organization)	7310 (Primary Standard Industrial Classification Code Number)	98-0466350 (I.R.S. Employer Identification No.)
Suite 5B - 998 Liu He Road, Shanghai, PRC, 200001; Telephone: +8621 5301 8935
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
AIDAN SULLIVAN Executive Chairman, President, Chief Executive Officer, Principal Executive Officer and a director Suite 5B - 998 Liu He Road, Shanghai, PRC 200001 Telephone: +8621 5301 8935
(Name, address, including zip code and telephone number, including area code, of agent for service)
With a copy to: Thomas J. Deutsch, Esq. LANG MICHENER LLP 1500 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7 Telephone: (604) 689-9111

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [    ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Shares of common stock, par value $0.001 per share	5,000,000 shares(3)	$0.62 per share	$3,100,000	$96
Shares of common stock, par value $0.001 per share, underlying common stock purchase warrants	1,250,000 shares(4)	$0.62 per share	$775,000	$24
Shares of common stock, par value $0.001 per share	2,600,000 shares(5)	$0.62 per share	$1,612,000	$50
Shares of common stock, par value $0.001 per share, underlying common stock purchase warrants	1,300,000 shares(6)	$1.00 per share	$1,300,000	$40
Shares of common stock, par value $0.001 per share	400,000 shares(7)	$0.62 per share	$248,000	$8
Shares of common stock, par value $0.001 per share, underlying common stock purchase warrants	200,000 shares(8)	$1.00 per share	$200,000	$7
Shares of common stock, par value $0.001 per share	535,714 shares(9)	$0.62 per share	$332,143	$11
Total:	11,285,714 shares	$0.67 per share(10)	$7,567,143	$236

(1)            In the event of a stock split, stock dividend or similar transaction involving the common shares of the Registrant, in order to prevent dilution the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(2)            The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(c) and 457(g) of the Securities Act, based upon the last reported sale price for our common stock on the OTC Bulletin Board on July 3, 2007. The Proposed Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of common stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act.

(3)            On March 20, 2007, a $500,000 loan to us was converted into 5,000,000 units (each, a "Loan Unit") pursuant to a convertible loan private placement at a deemed issuance price of $0.10 per Loan Unit. Each Loan Unit consists of one share and ¼ of one share purchase warrant, with each whole warrant (each, a "Loan Warrant") exercisable for one share (each, a "Loan Warrant Share") at an exercise price of $0.50 per Loan Warrant Share until September 20, 2007. These 5,000,000 shares represent the shares issued in connection with the issuance of the Loan Units.

(4)            These 1,250,000 shares represent the Loan Warrant Shares issuable upon exercise of the Loan Warrants described in note 3 above.

(5)            On March 20, 2007, pursuant to a private placement, we issued an aggregate of 2,600,000 units (each, a "March 2007 Unit") at $0.50 per March 2007 Unit. Each March 2007 Unit consists of one share and ½ of one share purchase warrant, with each whole warrant (each, a "March 2007 Warrant") exercisable for one share (each, a "March 2007 Warrant Share") at an exercise price of $1.00 per March 2007 Warrant Share until December 20, 2007. These 2,600,000 shares represent the shares issued in connection with the issuance of the March 2007 Units.

(6)            These 1,300,000 shares represent the March 2007 Warrant Shares issuable upon exercise of the March 2007 Warrants described in note 5 above.

(7)            On April 18, 2007, we settled $200,000 of short-term debt by issuing 400,000 units (each, an "April 2007 Unit") at a deemed issuance price of $0.50 per April 2007 Unit. Each April 2007 Unit consists of one share and ½ of one share purchase warrant, with each whole warrant (each, an "April 2007 Warrant") exercisable for one share (each, an "April 2007 Warrant Share") at an exercise price of $1.00 per April 2007 Warrant Share until January 18, 2008. These 400,000 shares represent the shares issued in connection with the issuance of the April 2007 Units.

(8)            These 200,000 shares represent the April 2007 Warrant Shares issuable upon exercise of the April 2007 Warrants described in note 7 above.

(9)            On June 5, 2007, we issued these 535,714 shares at $0.70 per share pursuant to a private placement.

(10)          Weighted average price per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

SUBJECT TO COMPLETION, dated July 5, 2007

I-LEVEL MEDIA GROUP INCORPORATED
A Nevada Corporation

11,285,714 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 11,285,714 shares of our common stock that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus for their own account, consisting of:

  5,000,000 shares issued in connection with our March 20, 2007 private placement issuance of 5,000,000 units upon conversion of a $500,000 loan that had been previously made to us. Such units (each, a "Loan Unit") consist of one share and ¼ of one share purchase warrant, with each whole warrant (each, a "Loan Warrant") exercisable for one share;

  1,250,000 shares issuable upon exercise of the Loan Warrants as described above;

  2,600,000 shares issued in connection with our March 20, 2007 issuance of 2,600,000 units pursuant to a private placement transaction. Such units (each, a "March 2007 Unit") consist of one share and ½ of one share purchase warrant, with each whole warrant (each, a "March 2007 Warrant") exercisable for one share;

  1,300,000 shares issuable upon exercise of the March 2007 Warrants described above;

  400,000 shares issued in connection with our April 18, 2007 issuance of 400,000 units to settle a debt. Such units, (each, an "April 2007 Unit") consist of one share and ½ of one share purchase warrant, with each whole warrant (each, an "April 2007 Warrant") exercisable for one share;

  200,000 issuable upon exercise of the April 2007 Warrants described above; and

  535,714 shares issued pursuant to a June 5, 2007 private placement.

We will not receive any proceeds from the sale of shares by the selling stockholders. However, we will receive proceeds upon the exercise of any share purchase warrants that may be exercised by the selling stockholders. If all of the warrants are exercised we will receive proceeds in the amount of $2,125,000.

Our common stock is registered under Section 12(g) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is quoted on the NASD Over-the-counter-Bulletin Board (the "OTCBB") under the symbol "ILVL.OB". The last reported sale price per share of our common stock as reported by the OTCBB on July 3, 2007, was $0.62.

Our principal offices are located at Suite 5B - 998 Liu He Road, Shanghai, PRC, 200001, and our telephone number is +8621 5301 8935.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus titled "Risk Factors" beginning on page 7 before buying any of our shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until the registration statement of which this prospectus forms a part is declared effective by the SEC. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ◆ , 2007

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

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SUMMARY

As used in this prospectus, unless the context otherwise requires, "we", "us", "our" and the "Company" mean i-level Media Group Incorporated. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares. All dollar amounts refer to United States dollars unless otherwise indicated.

General

We were incorporated as "Jackson Ventures, Inc." under the laws of Nevada on August 23, 2005. On January 29, 2007, we completed a forward share split, on a 10.25 new for one old share basis, of our shares of common stock and changed our name to "i-level Media Group Incorporated". This forward stock split is reflected in this prospectus. On January 29, 2007, we entered into a Share Exchange Agreement (the "Share Exchange Agreement") to acquire all of the issued and outstanding shares of i-level Media Systems Limited ("i-level Media Systems"), a private British Virgin Island company that was incorporated in May 2003. Pursuant to the Share Exchange Agreement, on March 20, 2007, we acquired i-level Media Systems. As a result of this acquisition, our main focus is now as a development stage company engaged in the business of selling out-of-home video advertising timeslots on a network of flat-panel video advertising display units installed in taxis operated in the People's Republic of China (the "PRC").

Prior to the closing under the Share Exchange Agreement, and since incorporation, we had been an exploration stage company engaged in the acquisition and exploration of mineral properties. These mineral claims did not contain any substantiated mineral deposits or reserves of minerals. As a consequence, management determined that results were not promising enough to warrant further work and allowed these claims to lapse.

Acquisition of i-level Media Systems

Pursuant to the Share Exchange Agreement, we acquired all of the issued and outstanding shares of i-level Media Systems. In anticipation of the closing (the "Closing") of this acquisition, 5,660,000 issued and outstanding shares of our common stock were split, on a 10.25 new for one old share basis, into 58,015,000 shares of common stock, and we changed our name. At Closing we issued a total of 27,000,000 post-split shares of common stock to the shareholders of i-level Media Systems (collectively, the "i-level Shareholders") in consideration for their respective interests in i-level Media Systems, and a total of 41,000,000 shares of common stock held by our founders were surrendered for cancellation.

Effective upon Closing, two outstanding loans of our Company in the aggregate principal amount of $500,000 were converted into a total of 5,000,000 loan units, each consisting of one post-split share of common stock and one-quarter of one non-transferable common stock purchase warrant. Each whole warrant entitles the holder to purchase one common share of our Company at an exercise price of $0.50 per share for a period of six months from Closing. We also issued a total of 1,031,668 post-split shares of our common stock to pay and settle amounts owing to various creditors of i-level Media Systems in the amount of $309,501. In addition, we effected an unregistered private placement of an aggregate of 2,600,000 private placement units, each consisting of one post-split share of common stock and one-half of one non-transferable common stock purchase warrant. On April 18, 2007, we settled $200,000 of short-term debt of i-Level Systems by issuing 400,000 additional units at $0.50 per unit as an additional subscription to the unit private placement as described herein. Each whole warrant entitles the holder to purchase one common share of our Company at an exercise price of $1.00 per share for a period of nine months from the closing of each portion of the private placement and the debt settlement, respectively.

In summary, 52,646,668 shares of our common stock were issued and outstanding immediately after the consummation of our acquisition of i-level Media Systems, the surrender and cancellation of the founders' stock and the completion of the foregoing private placement and debt settlement transactions. The 27,000,000 shares of our common stock issued to the shareholders of i-level Media Systems represent approximately 51.3% of our issued and outstanding shares. Accordingly, the acquisition of i-level Media Systems resulted in a change of control of our Company.

i-level Media Systems is the sole investor and owner of i-level SoftComm (Shanghai) Company Ltd. ("i-level SoftComm"), a wholly foreign owned enterprise formed under the laws of the PRC. i-level SoftComm is a development stage company that is devoting substantially all of its efforts to establishing a new business in the City of Shanghai, in the PRC, which involves selling out-of-home video advertising timeslots on its network of flat-panel video advertising display units (each, an "ADU") installed in taxis.

i-level SoftComm commenced its principal operation in the City of Shanghai in 2005. As of the date of this prospectus, i-level SoftComm had ADUs installed in a total of approximately 3,500 taxis operating in Shanghai. It has not yet earned any significant revenue. i-level SoftComm is planning on entering other major media markets in China, subject to adequate financing and market acceptance of its products and services.

The Offering
The Issuer:	i-level Media Group Incorporated.
The Selling Stockholders:

The selling stockholders are comprised of our existing shareholders who:

  On March 20, 2007, acquired an aggregate of 5,000,000 units (each, a "Loan Unit") at a deemed issuance price of $0.10 per Loan Unit in a private placement upon conversion of a $500,000 loan that had previously been made to us. Each Loan Unit consists of one share and ¼ of one share purchase warrant, with each whole warrant (each, a "Loan Warrant") exercisable for one share (each, a "Loan Warrant Share") at an exercise price of $0.50 per Loan Warrant Share until September 20, 2007;

  on March 20, 2007, pursuant to a private placement, purchased an aggregate of 2,600,000 units (each, a "March 2007 Unit") at $0.50 per March 2007 Unit. Each March 2007 Unit consists of one share and ½ of one share purchase warrant, with each whole warrant (each, a "March 2007 Warrant") exercisable for one share (each, a "March 2007 Warrant Share") at an exercise price of $1.00 per March 2007 Warrant Share until December 20, 2007;

  on April 18, 2007, acquired an aggregate of 400,000 units (each, an "April 2007 Unit") at a deemed issuance price of $0.50 per April 2007 Unit upon settlement of a short-term debt. Each April 2007 Unit consists of one share and ½ of one share purchase warrant, with each whole warrant (each, an "April 2007 Warrant") exercisable for one share (each, an "April 2007 Warrant Share") at an exercise price of $1.00 per April 2007 Warrant Share until January 18, 2008; and

  On June 5, 2007, pursuant to a private placement, purchased and aggregate of 535,714 shares at $0.70 per share.

The selling stockholders are named in this prospectus under "Selling Stockholders".

Shares Offered by the Selling Stockholders:

The selling stockholders are offering up to an aggregate of 11,285,714 shares of our common stock, consisting of:

  5,000,000 shares issued in connection with our March 20, 2007 private placement issuance of 5,000,000 units upon conversion of a $500,000 loan that had been previously made to us. Such Loan Units consist of one share and ¼ of one Loan Warrant, with each whole Loan Warrant exercisable for one share;

  1,250,000 shares issuable upon exercise of the Loan Warrants as described above;

  2,600,000 shares issued in connection with our March 20, 2007 issuance of 2,600,000 units pursuant to a private placement transaction. Such March 2007 Units consist of one share and ½ of one March 2007 Warrant, with each whole March 2007 Warrant exercisable for one share;

  1,300,000 shares issuable upon exercise of the March 2007 Warrants described above;

  400,000 shares issued in connection with our April 18, 2007 issuance of 400,000 units to settle a debt. Such April 2007 Units consist of one share and ½ of one April 2007 Warrant, with each whole April 2007 Warrant exercisable for one share;

  200,000 issuable upon exercise of the April 2007 Warrants described above; and

  535,714 shares issued pursuant to a June 5, 2007 private placement.

Offering Price:

The selling stockholders may, from time to time, sell any or all of their shares of common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at varying prices or at negotiated prices.

Terms of the Offering:	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus. Refer to "Plan of Distribution".

Termination of the Offering:	The offering will conclude when all of the 11,285,714 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Use of Proceeds:

We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds upon the exercise of any share purchase warrants that may be exercised by the selling stockholders. If all of the warrants are exercised, we will receive proceeds in an amount of $2,125,000. The proceeds, if any, would be used for general corporate purposes. We will cover the expenses associated with the registration of this offering, which we estimate to be approximately $35,000.

Market for Our Common Stock:

Our common stock is quoted on the Over-the-Counter Bulletin Board (the "OTC Bulletin Board") under the symbol "ILVL.OB". The last reported sale price for our sales on the OTC Bulletin Board on July 3, 2007 was $0.62 per share.

Outstanding Shares of Common Stock:

There were 53,582,382 shares of our common stock issued and outstanding as at July 5, 2007. If all of the warrants offered hereby are exercised, then there would be 56,332,382 shares of our common stock issued and outstanding.

Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary of Financial Data

The following consolidated financial data has been derived from and should be read in conjunction with (i) our audited financial statements for the years ended December 31, 2006 and 2005, together with the notes to these financial statements; (ii) our unaudited interim financial statements for the three months ended March 31, 2007 and 2006, together with the notes to these financial statements; and (iii) the section of this prospectus entitled "Management's Discussion and Analysis and Plan of Operation".

Balance Sheet

	As at March 31, 2007 (Unaudited)	As at December 31, 2006 (Audited)	As at December 31, 2005 (Audited)
Cash and equivalents	$571,997	$121,654	$34,653
Working capital (deficiency)	399,545	(804,744)	(74,239)
Total assets	1,613,948	716,225	385,456
Total liabilities	315,072	938,421	108,892
Total stockholders' equity (deficiency)	1,298,876	(222,196)	(473,435)

Statement of Operations
	Three months ended March 31, 2007 (Unaudited)	Three months ended March 31, 2006 (Unaudited)	Fiscal year ended December 31, 2006 (Audited)	Fiscal year ended December 31, 2005 (Audited)
Operating expenses	$134,519	$20,290	$177,919	$193,651
Net loss	(345,827)	(45,999)	(499,435)	(315,402)
Net loss per share	(0.01)	--	(0.01)	(0.01)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating Generally to Our Operations

We have a limited operating history, which may make it difficult for you to evaluate our business and prospects.

We began our current business operations in September 2004. Accordingly, we have a very limited operating history for our current operations upon which you can evaluate the viability and sustainability of our business and its acceptance by advertisers and consumers. It is also difficult to evaluate the viability of our use of audiovisual advertising displays in taxis as a business model because we do not have sufficient experience to address the risks frequently encountered by early stage companies using new forms of advertising media and entering new and rapidly evolving markets. These circumstances may make it difficult for you to evaluate our business and prospects.

Our senior management and employees have worked together for a short period of time, which may make it difficult for you to evaluate their effectiveness and ability to address challenges.

Due to our limited operating history and recent additions to our management team, certain of our senior management and employees have worked together at our Company for only a relatively short period of time. As a result of these circumstances, it may be difficult for you to evaluate the effectiveness of our senior management and other key employees and their ability to address future challenges to our business.

If advertisers or the viewing public do not accept, or lose interest in, digital media advertising networks, our revenues may be negatively affected and our business may not expand or be successful.

The market for out-of-home television advertising networks in China is relatively new and its potential is uncertain. We compete for advertising spending with many forms of more established advertising media. Our success depends on the acceptance of our out-of-home digital display advertising network by advertisers and their continuing interest in this medium as a component of their advertising strategies. Our success also depends on the viewing public continuing to be receptive towards our advertising network. Advertisers may elect not to use our services if they believe that consumers are not receptive to our network or that our network does not provide sufficient value as an effective advertising medium. Likewise, if consumers find some element of our network, such as the audio feature, to be disruptive or intrusive, taxi operators may decide not to place our flat-panel displays in their vehicles and advertisers may view our network as a less attractive advertising medium compared to other alternatives. In that event, advertisers may determine to reduce their spending on our advertising network. If a substantial number of advertisers lose interest in advertising on our advertising network for these or other reasons, we will be unable to generate sufficient revenues and cash flow to operate our business, and our advertising service revenue, liquidity and results of operations could be negatively affected.

We derive a substantial majority of our revenues from the provision of advertising services, and advertising is particularly sensitive to changes in economic conditions and advertising trends.

Demand for our advertising time slots, and the resulting advertising spending by our clients, is particularly sensitive to changes in general economic conditions and advertising spending typically decreases during periods of economic downturn. Advertisers may reduce the money they spend to advertise on our network for a number of reasons, including:

  a general decline in economic conditions;

  a decline in economic conditions in the particular cities where we conduct business;

  a decision to shift advertising expenditures to other available advertising media; or

  a decline in advertising spending in general.

A decrease in demand for advertising media in general and for our advertising services in particular would materially and adversely affect our ability to generate revenue from our advertising services as well as our financial condition and results of operations.

A substantial majority of our revenues are currently concentrated Shanghai. If this city experiences an event negatively affecting its advertising industry, our advertising network, and our ability to generate adequate cash flow, would be materially and adversely affected.

If Shanghai experiences an event negatively affecting its advertising industry, such as a serious economic downturn, a moratorium on the number of taxi licenses that would have the effect of materially limiting the supply of taxis in which we can place our ADUs or similar changes in government policy or a natural disaster, our advertising network and our ability to generate adequate cash flow would be materially and adversely affected.

Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period in the future.

Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period based on the seasonality of consumer spending and corresponding advertising trends in China. In addition, advertising spending generally tends to decrease during January and February each year due to the Chinese Lunar New Year holiday. We also experience a slight decrease in revenues during the hot summer months of July and August each year, when there is a relative slowdown in overall commercial activity in urban areas in China. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance. If our revenues for a particular quarter are lower than we expect, we may be unable to reduce our operating expenses for that quarter by a corresponding amount, which would harm our operating results for that quarter relative to our operating results from other quarters.

Our failure to maintain existing relationships or obtain new relationships with taxi operators that allow us to place our ADUS in their vehicles would harm our business and prospects.

Our ability to generate revenues from advertising sales depends largely upon our ability to provide a large network of ADUs placed in desirable taxi fleets. This, in turn, requires that we develop and maintain business relationships with taxi operators from which we rent space for our ADUs. We have entered into one significant display placement agreement with a taxi operator to operate up to 4,000 ADUs in the city of Shanghai until March 31, 2011. We have also entered into a display placement agreements with a taxi operator to operate a total of up to 3,000 ADUs in the city of Beijing until 2015. Although these display placement agreements give us the right to renew the agreements on terms no less favorable than those offered by competing bidders, we may not be able to maintain our relationship with these taxi operators on satisfactory terms, or at all. If we fail to maintain our relationships with these taxi operators or if we fail to establish and maintain other significant relationships with taxi operators to place our ADUs in their vehicles, advertisers may find advertising on our network unattractive and may not wish to purchase advertising time slots on our network, which would cause our revenues to decline and our business and prospects to deteriorate.

We may not be able to successfully expand our advertising network into new regions or diversify our network into new advertising channels, which could harm or reverse our growth potential and our ability to increase our revenues or even result in a decrease in revenues.

If we are unable to obtain or retain desirable placement locations for our ADUs on commercially advantageous terms, we could have difficulty maintaining or expanding our network, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.

Our direct costs, which include lease payments to taxi operators under our ADU placement agreements, maintenance and monitoring fees and other associated costs, comprise a significant portion of our cost of revenues. In the future, we may need to increase our expenditures on our ADU placement agreements to obtain new and desirable locations, to renew existing locations and to secure favorable exclusivity and renewal terms. In addition, lessors of space for ADUs may charge increasingly higher display location lease fees, or demand other compensation arrangements, such as profit sharing. If we are unable to pass increased location costs on to our advertising clients through rate increases, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.

When our advertising network reaches saturation in the cities where we operate, we may be unable to grow our revenue base or to satisfy all of our advertisers' needs, which could hamper our ability to generate higher levels of revenues over time.

Where demand for our time slots by advertisers is high, our network may reach saturation, meaning we cannot sell additional advertising time slots for that week's cycle. When our network reaches saturation in any particular city, we will be forced to lengthen our advertising cycle to accommodate additional advertisers or to increase our advertising rates to increase our revenues in our existing cities of operation. However, advertisers may be unwilling to accept rate increases or the placement of their advertisement on a longer time cycle that gives their advertisement less exposure each day. If we are unable to increase the duration of our advertising cycle in cities that reach saturation, or if we are unable to pass through rate increases to our advertising clients in those cities, we may be unable to grow our revenue base or to satisfy all of our advertisers' needs, which could hamper our ability to generate higher levels of revenues over time.

If the market supply of desirable taxi fleets diminishes or ceases to expand, we may be unable to expand our network into locations advertising clients find desirable, which could decrease the value of our network to advertisers.

Advertisers place a premium on having their advertisements displayed in the most commercially desirable locations, which we believe includes taxis frequented by more affluent consumer groups in China's major urban areas. As some of China's cities have undergone development and expansion for several decades while others are still at an early stage of development, the supply of desirable taxi fleets varies considerably from region to region. In more developed cities, it may be difficult to increase the number of desirable locations in our network because most such locations have already been occupied either by us or by our competitors. In recently developing cities, the supply of desirable locations may be small and the pace of economic development and taxi fleet expansion levels may not provide a steadily increasing supply of desirable commercial locations. If, as a result of these possibilities, we are unable to increase the placement of our network into commercial locations that advertisers find desirable, we may be unable to expand our client base, sell advertising time slots on our network or increase the rates we charge for time slots, which could decrease the value of our network to advertisers.

If we are unable to attract advertisers to purchase advertising time on our network, we will be unable to maintain or increase our advertising fees and the demand for time on our network, which could negatively affect our ability to grow revenues.

The fees we can charge advertisers for time slots on our network depend on the size and quality of our network and the demand by advertisers for advertising time on our network. Advertisers choose to advertise on our network in part based on the size of our network and the desirability of the locations where we have placed our ADUs as well as the quality of the services we offer. If we fail to maintain or increase the number of taxis and ADUs in our network, diversify advertising channels in our network or solidify our brand name and reputation as a quality provider of advertising services, advertisers may be unwilling to purchase time on our network or to pay the levels of advertising fees we require to remain profitable. Our failure to attract advertisers to purchase time on our network will reduce demand for time slots on our network and the number of time slots we are able to sell, which could necessitate lowering the fees we charge for advertising time on our network and could negatively affect our ability to increase revenues.

Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and growth potential.

We have been rapidly expanding, and plan to continue to rapidly expand, our operations in China. We must continue to expand our operations to meet the demands of advertisers for larger and more diverse network coverage and the demands of current and future taxi operators for installing and configuring ADUs in our existing and future commercial locations. This expansion has resulted, and will continue to result, in substantial demands on our management resources. It has also increased our need for a reliable supply of ADUs for our network which are manufactured by a third-party contract assembler according to our specifications. To manage our growth, we must develop and improve our existing administrative and operational systems and our financial and management controls, and we must further expand, train and manage our work force. Any failure to efficiently manage our expansion may materially and adversely affect our business and future growth.

We depend on the leadership and services of Aidan Sullivan, who is our founder, President and Chief Executive Officer and our largest shareholder, and our business and growth prospects may be severely disrupted if we lose his services.

Our future success is dependent upon the continued service of Aidan Sullivan, our founder, CEO and largest shareholder. We rely on his industry expertise and experience in our business operations and, in particular, his business vision, management skills and working relationships with our employees, many of our clients and taxi operators. We do not maintain key-man life insurance for Mr. Sullivan. If he was unable or unwilling to continue in his present position, we may not be able to replace him easily or at all. As a result, our business and growth prospects may be severely disrupted if we lose his services.

If we do not continue to expand and maintain an effective sales and marketing team it will cause short-term disruptions of our operations, restrict our sales efforts and negatively affect our advertising service revenue.

We market our advertising services directly to advertisers and to advertising agencies. As we only commenced our current sales and marketing operations in 2006, many of our sales and marketing personnel have only worked for us for a short period of time. We depend on our marketing staff to explain our service offerings to our existing and potential clients and to cover a large number of clients in a wide variety of industries. We will need to further increase the size of our sales and marketing staff if our business continues to grow. We may face difficulties in hiring, retaining or motivating sales and marketing personnel, which would cause short-term disruptions of our operations, restrict our sales efforts and negatively affect our advertising service revenue.

We may need additional capital and we may not be able to obtain it, which could adversely affect our liquidity and financial position.

We believe our current cash on hand, cash equivalents and cash flow from operations will be sufficient to meet our anticipated cash needs, including for working capital and capital expenditures, for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

  investors' perception of, and demand for, securities of alternative advertising media companies;

  conditions of the U.S. and other capital markets in which we may seek to raise funds;

  our future results of operations, financial condition and cash flows;

  PRC governmental regulation of foreign investment in advertising services companies in China;

  economic, political and other conditions in China; and

  PRC governmental policies relating to foreign currency borrowings.

We cannot assume that financing will be available in amounts or on terms acceptable to us, if at all. Any failure to raise additional funds on terms favorable to us could have a material adverse effect on our liquidity and financial condition.

If we are unable to adapt to changing advertising trends and the technology needs of advertisers and consumers, we will not be able to compete effectively and we will be unable to increase or maintain our revenues which may materially and adversely affect our business prospects and revenues.

The market for out-of-home advertising requires us to continuously identify new advertising trends and the technology needs of advertisers and consumers, which may require us to develop new features and enhancements for our advertising network. We currently distribute advertisements on our advertising network through compact flash memory cards that are manually installed in our ADUs each week. In the future, subject to relevant PRC laws and regulations, we may use other technology, such as cable or broadband networking, advanced audio technologies and high-definition panel technology. We may be required to incur development and acquisition costs in order to keep pace with new technology needs but we may not have the financial resources necessary to fund and implement future technological innovations or to replace obsolete technology. Furthermore, we may fail to respond to these changing technology needs. For example, if the use of wireless or broadband networking capabilities on our advertising network becomes a commercially viable alternative and meets all applicable PRC legal and regulatory requirements, and we fail to implement such changes on our network or fail to do so in a timely manner, our competitors or future entrants into the market who do take advantage of such initiatives could gain a competitive advantage over us. If we cannot succeed in defining, developing and introducing new features on a timely and cost-effective basis, advertiser demand for our advertising network may decrease and we may not be able to compete effectively or attract advertising clients, which would have a material and adverse effect on our business prospects and revenues.

We may be subject to, and may expend significant resources in defending against, government actions and civil suits based on the content and services we provide through our out-of-home television advertising network.

PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as ours, to ensure that the content of the advertisements they prepare or distribute are fair and accurate and are in full compliance with applicable law. Violation of these laws or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the PRC government may revoke a violator's license for advertising business operations.

As an out-of-home advertising service provider, we are obligated under PRC laws and regulations to monitor the advertising content that is shown on our network for compliance with applicable law. In general, the advertisements shown on our network have previously been broadcast over public television networks and have been subjected to internal review and verification of such networks. We are still separately required to independently review and verify these advertisements for content compliance before displaying the advertisements. In addition, where a special government review is required for certain product advertisements before broadcasting, we are separately obligated to confirm that such review has been performed and approval has been obtained. We employ qualified advertising inspectors who are trained to review advertising content for compliance with relevant PRC laws and regulations. In addition, for advertising content related to certain types of products and services, such as alcohol, cosmetics, pharmaceuticals and medical procedures, we and our distributors are required to confirm that the advertisers have obtained requisite government approvals including the advertiser's operating qualifications, proof of quality inspection of the advertised products, government pre-approval of the contents of the advertisement and filing with the local authorities. We endeavor to comply with such requirements, including by requesting relevant documents from the advertisers. However, we cannot assure you that each advertisement an advertising client or agency provides to us and which we include in our weekly advertising cycle is in compliance with relevant PRC advertising laws and regulations or that the supporting documentation and government approvals provided to us by our advertising clients in connection with certain advertising content are complete; nor can we assure you that the advertisements that our regional distributors have procured for broadcasting on our network have received required approval from the relevant local supervisory bodies or are content compliant.

Moreover, civil claims may be filed against us for fraud, defamation, subversion, negligence, copyright or trademark infringement or other violations due to the nature and content of the information displayed on our network. If consumers find the content displayed on our network to be offensive, taxi operators may seek to hold us responsible for any consumer claims or may terminate their relationships with us.

In addition, if the security of our content management system is breached through the placement of unauthorized Compact Flash cards in our ADUs and unauthorized images, text or audio sounds are displayed on our network, viewers or the PRC government may find these images, text or audio sounds to be offensive, which may subject us to civil liability or government censure despite our efforts to ensure the security of our content management system. Any such event may also damage our reputation. If our advertising viewers do not believe our content is reliable or accurate, our business model may become less appealing to viewers in China and our advertising clients may be less willing to place advertisements on our network.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, may materially disrupt our business.

We cannot be certain that our ADUs or other aspects of our business do not or will not infringe upon patents, copyrights or other intellectual property rights held by third parties. We may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives. In addition, we may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement or licensing claims against us may result in substantial monetary liabilities, which may materially and adversely disrupt our business.

We face significant competition, and if we do not compete successfully against new and existing competitors, we may lose our market share, and our profitability may be adversely affected.

Our primary competitors are other advertising companies that operate out-of-home digital media advertising networks in China, such as Touch Media, SECT and Focus Media. We compete for advertising clients primarily on the basis of network size and coverage, location, price, the range of services that we offer and our brand name. We also face competition from other out-of-home network operators for access to the most desirable locations in cities in China. Individual taxi operators may also decide to install and operate their ADUs on a small scale. We also compete for overall advertising spending with other alternative advertising media companies, such as Internet, street furniture, billboard and public transport advertising companies, and with traditional advertising media, such as newspapers, television, magazines and radio.

In the future, we may also face competition from new entrants into the out-of-home digital media advertising sector. Our sector is characterized by relatively low fixed costs and, as is customary in the advertising industry, we do not have exclusive arrangements with our advertising clients. These two factors present potential entrants to our sector of the advertising sector with relatively low entry barriers.

Increased competition could reduce our operating margins and profitability and result in a loss of market share. Some of our existing and potential competitors may have competitive advantages, such as significantly greater financial, marketing or other resources and may be able to mimic and adopt our business model. Moreover, increased competition will provide advertisers with a wider range of media and advertising service alternatives, which could lead to lower prices and decreased revenues, gross margins and profits. We cannot assure you that we will be able to successfully compete against new or existing competitors.

Any business disruption or litigation we experience might result in our incurring substantial costs and the diversion of resources.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products and do not, to our knowledge, offer business liability insurance that is applicable to our business model. While business disruption insurance is available to a limited extent in China, we have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result we do not have any business liability, disruption or litigation insurance coverage for our operations in China. Any business disruption or litigation may result in our incurring substantial costs and the diversion of resources.

Risks Relating to Regulation of Our Business and to Our Structure

If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment in the advertising industry, we could be subject to severe penalties.

Substantially all of our operations are conducted through i-level SoftComm, our wholly-owned operating subsidiary in China. PRC regulations currently limit foreign ownership of companies that provide advertising services to 70% and require any foreign entities that invest in the advertising services industry to have at least two years of direct operations in the advertising industry outside of China. In order to comply with PRC regulations related to foreign ownership of companies engaged in advertising, i-level SoftComm currently conducts its advertising services through a third party advertising agency which has all the necessary licenses and permits for providing advertising services in the PRC. i-level SoftComm expects that it will qualify for its own license to conduct advertising services directly by September, 2007, since such qualification depends in part on the length of time that it will have been active in the PRC at the time it applies for the license. In the meantime, our advertising business is currently provided through our contractual arrangements with our limited media partner, Sky-Media Group. Sky-Media Group holds the requisite licenses to provide advertising services in China. We have been and are expected to continue to be dependent on Sky-Media Group to operate our advertising business until i-level Softcomm obtains the necessary licenses and permits to do so directly.

If we are found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the State Administration of Industry and Commerce, or SAIC, which regulates advertising companies, would have broad discretion in dealing with such violations, including:

  revoking the business and operating licenses of our PRC subsidiaries and affiliates;

  discontinuing or restricting our PRC subsidiaries' and affiliates' operations;

  imposing conditions or requirements with which we or our PRC subsidiaries and affiliates may not be able to comply;

  requiring us or our PRC subsidiaries and affiliates to restructure the relevant ownership structure or operations; or

  restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business.

We rely on contractual arrangements with Sky-Media Group and its subsidiaries for our China operations, which may not be as effective in providing operational control as direct ownership.

At the present time, we rely on contractual arrangements with Sky-Media Group and its subsidiaries to operate our advertising business. Under the current contractual arrangements, as a legal matter, if Sky-Media Group or any of its subsidiaries fails to perform its obligations under these contractual arrangements, we may have to incur substantial costs and redeploy substantial resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief and claiming damages, which we cannot assure you to be effective.

Many of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

Our business operations may be affected by legislative or regulatory changes.

There are no existing PRC laws or regulations that specifically define or regulate out-of-home digital media advertising. It has been reported that the relevant PRC government authorities are currently considering adopting new regulations governing out-of-home digital media advertising. We cannot predict the timing and effects of such new regulations. Changes in laws and regulations governing the content of out-of-home advertising, our business licenses or otherwise affecting our business in China may materially and adversely affect our business prospects and results of operations.

Risks Relating to the PRC

Substantially all of our assets are located in China and substantially all of our revenues are derived from our operations in China. Accordingly, our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in China.

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. Moreover, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC's economic, political and social conditions, as well as governmental policies, could affect the financial markets in China and our liquidity and access to capital and our ability to operate our business.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Since late 2003, the PRC government implemented a number of measures, such as raising bank reserves against deposit rates to place additional limitations on the ability of commercial banks to make loans and raise interest rates, in order to slow down certain segments of China's economy which it believed to be overheating. These actions, as well as future actions and policies of the PRC government, could materially affect our liquidity and access to capital and our ability to operate our business.

The PRC legal system embodies uncertainties which could limit the legal protections available to you and us.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation since that time has significantly enhanced the protections afforded to various forms of foreign investment in China. Our PRC operating subsidiary, i-level SoftComm, is a wholly foreign-owned enterprise which is an enterprise incorporated in China and wholly-owned by foreign investors. i-level SoftComm is subject to laws and regulations applicable to foreign investment in China in general and laws and regulations applicable to wholly foreign-owned enterprises in particular. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. For example, these uncertainties may impede our ability to enforce the contracts we have entered into with Sky-Media Group. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the advertising industry, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

Substantially all of our revenues and operating expenses are denominated in Renminbi (or yuan, the currency of the PRC). The Renminbi is currently convertible under the "current account", which includes dividends, trade and service-related foreign exchange transactions, but not under the "capital account", which includes foreign direct investment and loans. Currently, i-level SoftComm may purchase foreign exchange for settlement of "current account transactions", including payment of dividends to us, without the approval of the State Administration of Foreign Exchange. However, we cannot assure you that the relevant PRC governmental authorities will not limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenues will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund any business activities outside China, if any, or expenditures denominated in foreign currencies. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, the State Administration of Foreign Exchange and other relevant PRC governmental authorities. This could affect i-level SoftComm's ability to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

Fluctuations in exchange rates could result in foreign currency exchange losses.

Because our earnings and cash and cash equivalent assets are denominated in Renminbi and the net proceeds from our private placement of an aggregate of 2,600,000 units in March 2007 were denominated in U.S. dollars, fluctuations in exchange rates between U.S. dollars and Renminbi will affect the relative purchasing power of the proceeds from this private placement and our balance sheet and earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. For example, due to the recent devaluation of the U.S. dollar against the euro and several other currencies, the PRC government has indicated that it may be re-evaluating its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Fluctuations in the exchange rate will also affect the relative value of any dividend we may issue which will be exchanged into U.S. dollars as well as the earnings from and the value of any U.S. dollar-denominated investments we make in the future.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Any future outbreak of severe acute respiratory syndrome in China, or similar adverse public health developments, may severely disrupt our business and operations.

From December 2002 to June 2003, China and certain other countries experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. Since September 2003, however, a number of isolated new cases of SARS have been reported, most recently in central China in April 2004. During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. A new outbreak of SARS may result in health or other government authorities requiring the closure of our offices or other businesses, including office buildings, retail stores and other commercial venues, which comprise the primary locations where we provide our advertising services. Any recurrence of the SARS outbreak, or a development of a similar health hazard in China, may deter people from congregating in public places, including a range of commercial locations such as office buildings and retail stores. Such occurrences would severely impact the value of our out-of-home television advertising network to advertisers, significantly reduce the advertising time purchased by advertisers and severely disrupt our business and operations.

Certain Risks Relating to i-level Media Group

i-level Media Systems is a British Virgin Islands company and, because judicial precedent regarding the rights of shareholders is more limited under British Virgin Islands law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.

i-level Media Systems' corporate affairs are governed by our amended and restated memorandum and articles of association of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of i-level Media Systems' directors to us under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. Our rights as the shareholder of i-level Media Systems and the fiduciary responsibilities of its directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws than the United States.

As a result of all of the above, we may have more difficulty in protecting our interests as the sole shareholder of i-level Media Systems in the face of actions taken by management or members of the board of directors than would public shareholders of a U.S. company.

Certain judgments obtained against us by our shareholders may not be enforceable.

i-level Media Systems is a British Virgin Islands company and substantially all of its assets are located outside of the United States. All of i-level Media Systems' current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not resident in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the British Virgin Islands or the PRC would recognize or enforce judgments of United States courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, there is uncertainty as to whether such British Virgin Islands or PRC courts would be competent to hear original actions brought in the British Virgin Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

Risks Relating to Our Common Stock

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. When the registration statement of which this prospectus forms a part is declared effective, the selling stockholders may be reselling up to 15.9% of the currently issued and outstanding shares of our common stock (or, if all of the warrant shares registered pursuant to such registration statement are issued, up to 20.0% of our issued and outstanding shares of common stock including such warrant shares). As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our common stock is subject to the "Penny Stock" Rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers Inc. (the "NASD"), which is generally considered to be a less efficient market than markets such as NASDAQ or the national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the "penny stock rules" and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules", investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies and (iii) to obtain needed capital.

In addition to the "penny stock" rules promulgated by the SEC, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this prospectus include, among others, statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve assumptions, risks and uncertainties regarding, among others, the success of our business plan, availability of funds, government regulations, operating costs, our ability to achieve significant revenues and other factors. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will likely vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. The forward-looking statements in this prospectus are made as of the date of this prospectus and we do not intend or undertake to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling stockholders. We would receive gross proceeds in the approximate amount of $2,125,000 assuming the exercise of all warrants of which the underlying common stock are being offered hereby.

All proceeds from the sale of the shares will be for the account of the selling stockholders, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services or any other expenses incurred by them in disposing of their shares. We will, however, incur all costs associated with this prospectus and the registration statement of which this prospectus forms a part.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 11,285,714 shares of common stock offered through this prospectus. The selling stockholders are comprised of our existing shareholders who:

On March 20, 2007, acquired an aggregate of 5,000,000 units (each, a "Loan Unit") at a deemed issuance price of $0.10 per Loan Unit in a private placement upon conversion of a $500,000 loan that had previously been made to us. Each Loan Unit consists of one share and ¼ of one share purchase warrant, with each whole warrant (each, a "Loan Warrant") exercisable for one share (each, a "Loan Warrant Share") at an exercise price of $0.50 per Loan Warrant Share until September 20, 2007.

  on March 20, 2007, pursuant to a private placement, purchased an aggregate of 2,600,000 units (each, a "March 2007 Unit") at $0.50 per March 2007 Unit. Each March 2007 Unit consists of one share and ½ of one share purchase warrant, with each whole warrant (each, a "March 2007 Warrant") exercisable for one share (each, a "March 2007 Warrant Share") at an exercise price of $1.00 per March 2007 Warrant Share until December 20, 2007;

  on April 18, 2007, acquired an aggregate of 400,000 units (each, an "April 2007 Unit") at a deemed issuance price of $0.50 per April 2007 Unit upon settlement of a short-term debt. Each April 2007 Unit consists of one share and ½ of one share purchase warrant, with each whole warrant (each, an "April 2007 Warrant") exercisable for one share (each, an "April 2007 Warrant Share") at an exercise price of $1.00 per April 2007 Warrant Share until January 18, 2008;

  on April 18, 2007, acquired an aggregate of 400,000 units (each, an "April 2007 Unit") at a deemed issuance price of $0.50 per April 2007 Unit upon settlement of a short-term debt. Each April 2007 Unit consists of one share and ½ of one share purchase warrant, with each whole warrant (each, an "April 2007 Warrant") exercisable for one share (each, an "April 2007 Warrant Share") at an exercise price of $1.00 per April 2007 Warrant Share until January 18, 2008; and

  on June 5, 2007, pursuant to a private placement, purchased and aggregate of 535,714 shares at $0.70 per share.

We issued the Loan Units, the March 2007 Units, the April 2007 Units and the June 5, 2007 private placement shares to accredited investors in reliance on Rule 506 under the Securities Act or in offshore transactions in reliance on Regulation S under the Securities Act.

The selling stockholders are offering up to an aggregate of 11,285,714 shares of our common stock, consisting of:

  5,000,000 shares issued in connection with our March 20, 2007 private placement issuance of 5,000,000 units upon conversion of a $500,000 loan that had been previously made to us. Such Loan Units consist of one share and ¼ of one Loan Warrant, with each whole Loan Warrant exercisable for one share;

  1,250,000 shares issuable upon exercise of the Loan Warrants as described above;

  2,600,000 shares issued in connection with our March 20, 2007 issuance of 2,600,000 units pursuant to a private placement transaction. Such March 2007 Units consist of one share and ½ of one March 2007 Warrant, with each whole March 2007 Warrant exercisable for one share;

  1,300,000 shares issuable upon exercise of the March 2007 Warrants described above;

  400,000 shares issued in connection with our April 18, 2007 issuance of 400,000 units to settle a debt. Such April 2007 Units consist of one share and ½ of one April 2007 Warrant, with each whole April 2007 Warrant exercisable for one share;

  200,000 issuable upon exercise of the April 2007 Warrants described above; and

  535,714 shares issued pursuant to our June 5, 2007 private placement.

The following table provides, as of July 5, 2007, information regarding the beneficial ownership of our common stock by each of the selling stockholder. The number of shares indicated for each selling stockholder includes shares issuable to the selling stockholder upon exercise of the warrants described above.

Information with respect to ownership is based upon information obtained from the selling stockholders. Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common stock by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than any relationships described below, none of the selling stockholders had or have any material relationship with us. To our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Shareholder	Shares owned prior to this offering(1)	Number of shares being offered	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(2)
Private Placement of Loan Units completed on March 20, 2007 at a deemed issuance price of $0.10 per Loan Unit
Calneva Financial Group Ltd.	2,082,500	2,082,500	-0-	-0-
FBP Capital Corp.	1,250,000	1,250,000	-0-	-0-
Pacific Investor Relations Corp.(3)	1,875,000	1,875,000	-0-	-0-
Scharfe Holdings Inc.	1,042,500	1,042,500	-0-	-0-
Private Placement of Units completed on March 20, 2007 at $0.50 per Unit
Bridan Investments Limited	45,000	45,000	-0-	-0-
Colin Brock	7,500	7,500	-0-	-0-
Damie Cai	300,000	300,000	-0-	-0-
Albert Chow	15,000	15,000	-0-	-0-
Henry Chow	15,000	15,000	-0-	-0-
Columbia Cascade Holding Corp.	15,000	15,000	-0-	-0-
Michael J. David	30,000	30,000	-0-	-0-
Matthew E. Fleming	15,000	15,000	-0-	-0-
Lam Seng Fong	60,000	60,000	-0-	-0-
Jiashu Guan	300,000	300,000	-0-	-0-
Byron Hampton	75,000	75,000	-0-	-0-
Hightech International S.A.	300,000	300,000	-0-	-0-
Peiyu Jiang	150,000	150,000	-0-	-0-
Blair Johnston	120,000	120,000	-0-	-0-
Chi-Chuan Laio	300,000	300,000	-0-	-0-
David E. Lancaster	30,000	30,000	-0-	-0-
Gang Li	300,000	300,000	-0-	-0-
Ping Li	60,000	60,000	-0-	-0-
Yun Li	300,000	300,000	-0-	-0-
Linchao Lu	300,000	300,000	-0-	-0-
Bruce A. McNamara	30,000	30,000	-0-	-0-
Sean McNamara	120,000	120,000	-0-	-0-
Marian Nowak	75,000	75,000	-0-	-0-
Thomas O'Neill	75,000	75,000	-0-	-0-
Nirmal Purewal	15,000	15,000	-0-	-0-
James Taylor	60,000	60,000	-0-	-0-
Leong Hin Wai	120,000	120,000	-0-	-0-
Wei-Yoo Investments (1979) Ltd.	15,000	15,000	-0-	-0-
Carolyn Wong	15,000	15,000	-0-	-0-

Name of Selling Shareholder	Shares owned prior to this offering(1)	Number of shares being offered	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(2)
Jennifer Wong	30,000	30,000	-0-	-0-
Yaosheng Xu	300,000	300,000	-0-	-0-
Xiangbin Yan	150,000	150,000	-0-	-0-
Bing Yang	150,000	150,000	-0-	-0-
Chen Zou (4)	7,500	7,500	-0-	-0-
Private Placement of Units completed on April 18, 2007 at a deemed issuance price of $0.50 per Unit
Xiu Zhen Gu	600,000	600,000	-0-	-0-
Private Placement of Shares completed on June 5, 2007 at $0.70 per Share
Richfit Investments Ltd.	267,857	267,857	-0-	-0-
Chen Zou (4)	267,857	267,857	-0-	-0-
Total:	11,285,714	11,285,714	-0-	-0-

(1)         Includes shares of common stock held by the selling stockholder and shares issuable upon exercise of warrants held by the selling stockholder.

(2)         Based on 53,582,382 shares of our common stock issued and outstanding as of July 5, 2007, plus the number of shares of common stock that would be outstanding if all of the warrants held by the selling stockholders were exercised.

(3)         We entered into a Corporate Development Consulting Services Agreement with Pacific Investor Relations Corp., dated for reference April 1, 2007. Pursuant to this agreement, Pacific Investor Relations Corp. has agreed to provide certain consulting and advisory services to us for an initial term of six months (that is, until September 30, 2007) for a gross monthly fee of $5,000.

(4)         Chen Zou acquired units (consisting of 5,000 shares and warrants to purchase 2,500 shares) pursuant to our March 20, 2007 private placement and 267,857 shares pursuant to our June 5, 2007 private placement, for a total of 275,357 shares (assuming exercise of the warrants to purchase 2,500 shares).

Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date of this prospectus as to the number of common shares actually to be offered for sale by a selling stockholder or as to the number of common shares that will be held by a selling stockholder upon the termination of such offering.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or undertaking, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The selling stockholders will sell their shares to the public at:

    the market price prevailing at the time of sale;

    a price related to such prevailing market price; or

    such other price as the selling stockholders determine from time to time.

The sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

    a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

    ordinary brokerage transactions in which the broker solicits purchasers;

    through options, swaps or derivative;

    privately negotiated transactions; or

    in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to the registration statement of which this prospectus forms a part, disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be approximately $35,000 including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

As of the date of this prospectus, our executive officers and directors are as follows:

Name	Age	Position Held
Aidan Sullivan	28	Executive Chairman, President, Chief Executive Officer, Principal Executive Officer and a director
Ian Sullivan	34	Secretary, Treasurer, Chief Financial Officer, Chief Operating Officer, Principal Accounting Officer and a director
Paul D. Brock	43	Director
Johnny Lo	48	Director
Francis Chiew	44	Director

All directors have a term of office expiring at out next annual general meeting, unless they resign or are removed earlier in accordance with our Bylaws. All officers serve at the discretion of our board of directors.

The following is a description of the business background of our directors and executive officers:

Aidan Sullivan. Aidan Sullivan has served as our Executive Chairman, President, Chief Executive Officer, Principal Executive Officer and one of our directors since March 20, 2007. Mr. Sullivan is the founder of i-level Media Group and has been working in media related projects in China for more than four years.  Prior to founding i-level Media Systems, Mr. Sullivan worked with Torrence Capital advising Chinese SMEs on business development and venture financing.  He also has experience conducting market intelligence evaluations for Canadian companies looking to invest in China.  Before leaving Canada, Mr. Sullivan worked as an Analyst with a venture capital firm, specializing in high technology project financing.  Mr. Sullivan holds a B.A. (Honours) degree in International Relations and Commerce from the University of British Columbia.

Ian Sullivan. Ian Sullivan has served as our Secretary, Treasurer, Chief Financial Officer, Chief Operating Officer, Principal Accounting Officer and as one of our directors since March 20, 2007. Mr. Sullivan joined i-level Media Group in 2006 and has executive responsibility for sales, distribution and partnerships.  Prior to joining i-level Systems Limited, he was a Senior Account Manager with CNC Global, a Canadian IT Services firm, where he helped establish their practice in Montreal.  Mr. Sullivan has more than eight years of experience working in the high tech sector as a headhunter, staffing consultant and business developer for major Canadian IT staffing and consulting companies.  Mr. Sullivan holds a Master of Business Administration degree (with Distinction) from HEC Montréal.

Paul D. Brock. Paul D. Brock has served as a director and an Executive Officer of our Company since March 8, 2007. He is a member of our Audit, Compensation and Corporate Governance Committees. Mr. Brock is a partner in FBP Capital Corp. an investment banking firm and private equity group. Mr. Brock has also been the President of Bent International Inc., a private company engaged in International Business and Trade consulting, from 1999 to the present. Mr. Brock is the Chairman of VendTek Systems Inc., a publicly traded company which develops software for the electronic distribution of financial services, through its subsidiaries VendTek Industries (Canada), VendTek Technologies (China) and VendTek Asia Pacific (Singapore). Mr. Brock served as President of VendTek Systems Inc. from December 1988 to June 2006. Mr. Brock is a graduate of the British Columbia Institute of Technology's Robotics and Automation Technology Program, a graduate of Simon Fraser University's Executive Management Development Program and a member in good standing of the professional association of the Applied Science Technologists of British Columbia since 1998. Mr. Brock is also a director of Power Air Corporation and Zoro Mining Corp., which are reporting companies under the Exchange Act.

Johnny Lo. Johnny Lo has served as one of our directors since March 20, 2007. Mr. Lo is an independent consultant and veteran of the advertising industry in China.  He has been specialized in out-of-home media channels for more than ten years.  Prior to being a consultant, Mr. Lo served as the Managing Director of Portland Outdoor (China), a media planning and buying agency.  He has consulted for other major media agencies and media owners including WPP and JC Decaux.  Mr. Lo's other experience includes more than eight years with Leo Burnett Ltd., where he headed up the Media group and launched Starcom China, and seven years in marketing management at Hong Kong's Mass Transit Railway Corp.  Mr. Lo holds a B.Sc. in Mathematics and an MBA from the University of Hong Kong. Mr. Lo is a member of our Audit, Compensation and Corporate Governance Committees.

Francis Chiew. Francis Chiew has served as one of our directors since May 31, 2007. From February 2006 to the present, Mr. Chiew has served as the Managing Director of Lightship Asia Pacific, LLC (USA) ("LAP") and as a director and the General Manager of two of LAP's joint ventures - China Lightship Leasing Co. (HK) Ltd ("CLLC") and Beijing Lightship Advertising Co. Ltd ("BLAC"). LAP, CLLC and BLAC were formed to establish advertising opportunities using airships. From 2004 to January 2006, Mr. Chiew served as a director of FBV Corporation Pte Ltd., a private company with varying business interests , including electronic product delivery and payment solutions. From 2002 to May 2004, Mr. Chiew served as the Director of Business Development - Asia for EPOSS Limited (formerly ROK Group). EPOSS Limited, which subsequently became a subsidiary of Western Union, First Data Corporation, U.S.A., was primarily involved with the development of prepayment solutions and systems within the banking and telecommunications industries. Mr. Chiew is a member of our Audit, Compensation and Corporate Governance Committees.

Significant Employees

Other than the officers and directors described above, our only significant employees are Mars Zhang, our Sales Director, and Annie Wang, the General Manager of our Beijing branch office.

Mr. Zhang has been with i-level SoftComm since 2005 and has more than seven years of experience in advertising in Shanghai as both an Account Director and Media Sales Director.  Prior to i-level SoftComm, Mr. Zhang has worked for Discovery Channel and for a major Shanghai-based media agency.  Mr. Zhang has experience with multiple formats of media including outdoor, magazine and television, and he has worked with clients such as Nestlé, Cadbury and Hitachi.  Mr. Zhang graduated from Holmes College in Australia with a major in Business Management and Marketing, and he is a member of the Shanghai Advertising Association.

Ms. Wang joined us in June 2007 in conjunction with the opening of our Beijing branch office. Ms. Wang began her career in advertising and media in 1993 with Beijing Jinhua Advertising Company, where she held the position of Sales Director. In 1999, she joined Red Lantern Media, where she stayed until 2005 as General Manager of their Beijing operations. During her tenure at Red Lantern, Ms. Wang established the firm's sales and marketing teams in Beijing and played a key operational management role in developing one of China's largest outdoor media networks at the time. In 2005, she moved to international print media agent Publicitas as a Sales Director for their China operations, where she represented major publications such as Newsweek.

Family Relationships

Aidan Sullivan, our Executive Chairman, President, Chief Executive Officer, Principal Executive Officer and a director, and Ian Sullivan, our Secretary, Treasurer, Chief Financial Officer, Chief Operating Officer, Principal Accounting Officer and a director, are brothers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers and control persons have been involved in any of the following events during the past five years:

    any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

    any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

    being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

    being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment or decision has not been reversed, suspended or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of July 5, 2007 by: (i) each person (including any group) known to us to own more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our officers and (iv) our officers and directors as a group. Except as otherwise indicated, each shareholder listed possess sole voting and investment power with respect to the shares shown.
Title of class	Name and address of beneficial owner(3)	Amount and nature of beneficial owner(1)	Percent of class(2)
	Executive Officers and Directors
Common Stock	Aidan Sullivan	13,500,000	25.2%
Common Stock	Ian Sullivan	3,446,474	6.4%
Common Stock	Paul D. Brock	Nil	Nil
Common Stock	Johnny Lo	Nil	Nil
Common Stock	Francis Chiew	Nil	Nil
Common Stock	All executive officers and directors as a group (5 persons)	16,946,474	31.6%
	Major Shareholders
Common Stock	John P. and Margaret I. Sullivan(4) 3862 West 12th Avenue, Vancouver, British Columbia, Canada, V6R 2N8	7,641,133	14.3%

(1)         Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)         Based on 53,582,382 shares of our common stock issued and outstanding as of July 5, 2007.

(3)         The address of the executive officers and directors is c/o the Company, Suite 5B-98 Liu He Road, Shanghai, PRC, 200001.

(4)         John P. and Margaret Sullivan are the parents of Aidan and Ian Sullivan.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our articles or incorporation or Bylaws, the operation of which may at a subsequent date result in a change of control of our Company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 1,025,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As of July 5, 2007, 53,582,382 shares of common stock are issued and outstanding and held by approximately 92 shareholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for holding all meetings of stockholders, except as otherwise provided by applicable law or by our Articles of Incorporation. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date of this prospectus, there is no preferred stock issued or authorized.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus, and in connection with the completion of the conversion of a $500,000 loan into 5,000,000 units on March 20, 2007, there are 1,250,000 warrants outstanding in the Company to acquire an equivalent number of common shares of the Company at an exercise price of $0.50 per common share until September 20, 2007. In connection with the completion of the private placement of 2,600,000 units at $0.50 per unit on March 20, 2007, there are now 1,300,000 warrants outstanding in the Company to acquire an equivalent number of common shares of the Company at an exercise price of $1.00 per common share until December 20, 2007. In addition, in connection with the completion of the private placement of 400,000 units at $0.50 per unit on April 18, 2007, there are now 200,000 warrants outstanding in the Company to acquire an equivalent number of common shares of the Company at an exercise price of $1.00 per common share until January 18, 2008. There are no other outstanding warrants to purchase our securities, however, we may issue warrants to purchase our securities in the future.

Options

As of the date of this prospectus there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, officers, employees and consultants.

Nevada Anti-Takeover Laws

The Nevada Revised Statutes Sections 78.378 through 78.3793, under certain circumstances, place restrictions upon the acquisition of a controlling interest in a Nevada corporation, including the potential requirements of shareholder approval and the granting of dissenters' rights in connection with such an acquisition. As set forth in our Articles of Incorporation, we have elected not to be governed by these provisions.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Lang Michener LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

The audited consolidated financial statements included in this prospectus have been audited by BKR Lew & Barr Ltd., Certified Public Accountants, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under Nevada law or otherwise, we have been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated as "Jackson Ventures, Inc." under the laws of Nevada on August 23, 2005. On January 29, 2007, we completed a forward share split, on a 10.25 new for one old share basis, of our shares of common stock and changed our name to "i-level Media Group Incorporated". On January 29, 2007, we entered into a Share Exchange Agreement to acquire all of the issued and outstanding shares of i-level Media Systems, a private British Virgin Island company that was incorporated in May 2003. Pursuant to the Share Exchange Agreement, on March 20, 2007, we acquired i-level Media Systems, as more fully described in "Description of Business--i-level Media Systems."

DESCRIPTION OF BUSINESS

Our Business

As a consequence of our acquisition of i-level Media Systems on March 20, 2007, our main focus is now as a development stage company engaged in the business of selling out-of-home video advertising timeslots on a network of flat-panel video advertising display units installed in taxis operated in the PRC.

Prior to the closing under the Share Exchange Agreement, and since incorporation, we had been an exploration stage company engaged in the acquisition and exploration of mineral properties. These mineral claims did not contain any substantiated mineral deposits or reserves of minerals. As a consequence, management determined that results were not promising enough to warrant further work and allowed these claims to lapse.

i-level Media Systems

Pursuant to the Share Exchange Agreement we acquired all of the issued and outstanding shares of i-level Media Systems, a private British Virgin Islands company. In anticipation of the closing (the "Closing") of this acquisition, 5,660,000 issued and outstanding shares of our common stock were split, on a 10.25 new for one old share basis, into 58,015,000 shares of common stock, and we changed our name. At Closing on March 20, 2007, we issued a total of 27,000,000 post-split shares of common stock to the shareholders of i-level Media Systems (collectively, the "i-level Shareholders") in consideration for their respective interests in i-level Media Systems, and a total of 41,000,000 shares of common stock held by our founders were surrendered for cancellation.

Effective upon Closing, two outstanding loans of our Company in the aggregate principal amount of $500,000 were converted into a total of 5,000,000 loan units, each consisting of one post-split share of common stock and one-quarter of one non-transferable common stock purchase warrant. Each whole warrant entitles the holder to purchase one common share of our Company at an exercise price of $0.50 per share for a period of six months from Closing. We also issued a total of 1,031,668 post-split shares of our common stock to pay and settle amounts owing to various creditors of i-level Media Systems in the amount of $309,501. In addition, we effected an unregistered private placement of an aggregate of 2,600,000 private placement units, each consisting of one post-split share of common stock and one-half of one non-transferable common stock purchase warrant. On April 18, 2007, we settled $200,000 of short-term debt of i-Level Systems by issuing 400,000 additional units at $0.50 per unit as an additional subscription to the unit private placement. Each whole warrant entitles the holder to purchase one common share of our Company at an exercise price of $1.00 per share for a period of nine months from the closing of each portion of the private placement and the debt settlement, respectively.

In summary, 52,646,668 shares of our common stock were issued and outstanding immediately after the consummation of our acquisition of i-level Media Systems, the surrender and cancellation of the founders' stock and the completion of the foregoing private placement and debt settlement transactions. The 27,000,000 shares of our common stock issued to the shareholders of i-level Media Systems represent approximately 51.3% of our issued and outstanding shares. Accordingly, the acquisition of i-level Media Systems resulted in a change of control of our Company.

i-level Media Systems is the sole investor and owner of i-level SoftComm (Shanghai) Company Ltd., a wholly foreign owned enterprise formed under the laws of the PRC. i-level SoftComm is a development stage company that is devoting substantially all of its efforts to establishing a new business in the City of Shanghai, in the PRC, which involves selling out-of-home video advertising timeslots on its network of flat-panel video advertising display units installed in taxis.

As set forth hereinabove, and more particularly, we made the following distributions of our post-split common stock at Closing, pursuant to the terms of the Share Exchange Agreement:

(a)         27,000,000 shares of common stock were issued to the i-level Shareholders at a deemed issue price of $0.425 per share (which reflects a 15% discount to the established fair market value of $0.50 per share);

(b)         (i) 1,666,000 shares were issued to Calneva Financial Group Ltd. upon conversion of a $166,600 loan to our Company, (ii) 1,500,000 shares were issued to Pacific Investor Relations Corp. upon conversion of a $150,000 loan to our Company, (iii) 1,000,000 shares were issued to FBP Capital Corp. upon conversion of a $100,000 loan to our Company and (iv) 834,000 shares were issued to Scharfe Holdings Inc. upon conversion of a $83,400 loan to our Company, in each instance by way of loan units at a rate of $0.10 per unit. Each unit consisted of one share of our common stock and one-quarter of one warrant, and each whole warrant entitles the holder to purchase one additional share of our common stock at an exercise price of $0.50 per share for a period of six months from Closing; and

(c)         1,031,668 shares were issued at a deemed price of $0.30 per share to the following creditors of i-level Media Systems to settle and pay the following debts of i-level Media Systems totalling approximately $309,501:

Name of Creditor of i-level Media Systems	Amount of Debt Settled	Number of Shares Issued
John P. Sullivan	$256,621.50	855,405
Ian M. Sullivan	21,442.22	71,474
George R. Nast	10,000.00	33,333
Brendan P. Sullivan	10,718.44	35,728
Margaret I. Sullivan	10,718.44	35,728
Total	$309,500.60 ========	1,031,668 ========

John and Margaret Sullivan are the parents of Aidan and Ian Sullivan, who are two of our officers and directors. Brendan Sullivan is the brother of Aidan and Ian Sullivan.

In addition, as contemplated by the Share Exchange Agreement, we effected an unregistered private placement of 2,600,000 units contemporaneously with the Closing for gross proceeds of $1,300,000. Each unit consists of one post-split share of common stock and one-half of one warrant. Each whole warrant entitles the holder to purchase one common share of our Company at an exercise price of $1.00 per share for a period of nine months from Closing.

The Closing of the Share Exchange Agreement represented a change in control of our Company. For accounting purposes, this change of control constitutes a re-capitalization of i-level Media Systems, and the acquisition by i-level Media Group Incorporated of all of the issued and outstanding shares of i-level Media Systems is accounted for as a reverse merger whereby the legal acquirer, i-level Media Group Incorporated, is treated as the acquired entity, and the legal subsidiary, i-level Media Systems, is treated as the acquiring company with the continuing operations.

Upon Closing, the following persons were appointed to the following positions with our Company:
Name	Position with the Company
Aidan Sullivan	Executive Chairman, President, Chief Executive Officer, Principal Executive Officer and a director
Ian Sullivan	Secretary, Treasurer, Chief Financial Officer, Chief Operating Officer, Principal Accounting Officer and a director
Johnny Lo	Director
Leo Young (*)	Director
Paul D. Brock	Director

(*)         Mr. Young subsequently tendered his resignation, which resignation was accepted by the Company's Board of Directors effective on May 8, 2007.

In connection with the foregoing appointments, our Company and i-level Media Systems have entered into executive services agreements with each of Messrs. Aidan Sullivan and Ian Sullivan (collectively, the "Employment Agreements").

The securities issued pursuant to the Share Exchange Agreement, and the units offered and sold under the contemporaneous private placement, were issued by the Company to accredited investors in reliance on Rule 506 under the Securities Act, or were issued in offshore transactions in reliance on Regulation S under the Securities Act. Such securities have not been registered under the Securities Act or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

As a consequence of our acquisition of i-level Media Systems, our main focus will now be as a development stage company engaged in the business of selling out-of-home video advertising timeslots on a network of flat-panel video advertising display units installed in taxis operated in the PRC.

i-level SoftComm commenced its principal operation in the City of Shanghai in 2005. As of the date of this prospectus, i-level SoftComm had ADUs installed in a total of approximately 3,500 taxis operating in Shanghai. It has not yet earned any significant revenue. i-level SoftComm is planning on entering other major media markets in China, subject to adequate financing and market acceptance of its products and services.

i-level SoftComm's ADUs are typically mounted inside the right front passenger headrest of a taxi at eye-level to passengers seated in the back seat. The ADUs are hard-wired to permit them to draw power from the vehicle's electrical system and are automatically activated when the taxi's meter is switched to the fare metering mode. i-level SoftComm enters into ADU placement agreements with taxi operators which require that i-level SoftComm pay them a monthly lease fee for each taxi equipped with an i-level ADU. The i-level ADUs incorporate 8.2-inch liquid crystal display (LCD) screens. i-level SoftComm sells time slots on its network of ADUs to advertisers, who provide the necessary advertising content in formats compatible with i-level SoftComm's systems. Currently, such advertising content is downloaded onto compact flash cards that must be manually installed in each of the ADUs every week. Content programming and order is determined every Friday and uploaded to i-level SoftComm's servers in preparation for installation at the beginning of the following week. The installation of the weekly content programming is handled by third party technicians from Smartwin Technology (Shanghai) Ltd. ("Smartwin Technology"), who attend daily at participating taxi companies' facilities.

i-level SoftComm's direct costs, which include lease payments to taxi operators under the ADU placement agreements, maintenance and monitoring fees and other associated costs, currently comprise a significant portion of i-level SoftComm's costs of revenue.

Development of i-level SoftComm's Business

i-level SoftComm began testing the first ADU network with Shanghai Jinjiang Auto Services Co., Ltd. ("Jinjiang Auto Services") of Shanghai, China, in 2005, and currently has approximately 3,500 ADUs deployed in taxis operated by Jinjiang Auto Services. i-level SoftComm's ADU placement agreement with Jinjiang Auto Services provides that it will remain in force for six years and, upon expiration, gives us the right to renew the agreement on terms no less favorable than those offered by competing bidders.

i-level SoftComm co-developed the design of the ADUs with Smartwin Technology, and each company owns an undivided 50% interest in the intellectual property rights relating to the ADUs. i-level SoftComm and Smartwin Technology will split the proceeds generated from any future sales of ADUs and/or the licensing of the related intellectual property rights to third parties.

Currently, Smartwin Technology acts as i-level SoftComm's sole supplier of ADUs. However, all components of the ADUs are readily available from multiple manufacturers and can be ordered and assembled to i-level SoftComm's specifications by original equipment manufacturing factories in China. Accordingly, i-level SoftComm anticipates that it would be able to source its ADUs from other suppliers if it becomes advantageous to do so. i-level SoftComm acquires full ownership of the ADUs that it purchases from Smartwin Technology, but contracts the service and maintenance of such ADUs to Smartwin Technology.

i-level SoftComm currently holds all necessary licenses and regulatory approvals to operate its network of ADUs in taxis in the city of Shanghai, and it is in the process of applying for similar licenses and approvals to operate in other cities in the PRC. In order to comply with PRC regulations related to foreign ownership of companies engaged in advertising, i-level SoftComm currently conducts its advertising services through a third party advertising agency which has all the necessary licenses and permits for providing advertising services in the PRC. i-level SoftComm expects that it will qualify for its own license to conduct advertising services directly by September, 2007, since such qualification depends in part on the length of time that it will have been active in the PRC at the time it applies for the license.

i-level SoftComm was recently granted membership in the China Taxi and Livery Association and was in fact the first foreign company admitted to the association. Management anticipates that this will give i-level SoftComm access to the Association's more than 600 members across China and will provide i-level SoftComm with a conduit for lobbying appropriate government bodies and authorities regulating the taxi industry in a manner that will be favorable to i-level SoftComm should the need arise.

Other Recent Developments

Beyond the arrangement with Jinjiang Auto Services described above, we have recently signed a similar distribution deal with one of Beijing's largest taxi operators that grants us the exclusive digital media rights covering a minimum of 3,000 taxis for an eight-year term. In addition, we have begun negotiations with other taxi operators, both in Shanghai and other major Chinese cities, with the goal of acquiring new media concessions and expanding our network.

Competition

The i-level Mobile Media platform has several competitors in the taxi interior advertising segment. Direct competitors operating in the taxi media space in the PRC are highlighted below.

Shanghai Commerce & Entertainment Culture Transmit Co. Shanghai Commerce & Entertainment Culture Transmit Co., Ltd ("SCECT") is a subsidiary of Shanghai Media & Entertainment Group ("SMEG"), one of largest media conglomerates in China. Founded in April 2001, SMEG claims on its website to have assets exceeding $1.78 billion. SMEG has multiple subsidiaries including: Shanghai Media Group, STR International Holdings Co., Ltd., Shanghai Oriental Pearl (Group) Co., Ltd., Shanghai Film Group Corporation, Shanghai Grand Theatre, Technology Development Co., Ltd., Shanghai Television Festival and Shanghai Film Materials Hall.

SMEG has entered into partnerships with Technology Development Co., Ltd., Shanghai Broadcasting Laboratory, Shanghai Wedding Trade Association, China Central Television ("CCTV"), Shanghai Oriental Television and audio video component manufacturer SVA. SVA has developed a technical solution using a digital television network utilizing content from Oriental Pearl. SVA had previously deployed the technology in buses. SCECT began deploying this system in taxis in April 2004, and we estimate that it has now equipped approximately 3,500 taxis in Shanghai. However, the network has proven to be unstable as some areas of Shanghai cannot receive the signal, causing the content to cut in and out. SCECT's system utilizes a 7.1 inch LCD monitor mounted on the front passenger-side sun shade.

Beijing All Media and Culture Group, Ltd. Beijing All Media and Culture Group, Ltd. ("BALCG"), is a subsidiary of Beijing Broadcasting Station. Beijing Broadcasting Station operates multiple media assets including publications, television and movies. It began operating a digital media network on buses in 2003 and is currently estimated to have its system deployed on approximately 4,000 buses in Beijing. BALCG has entered into partnerships with Ao Xing, Bao Li Hua Yi Media and Union Media, to provide content. BALCG began deploying its system in taxis in April 2004, and we estimate that it has now equipped approximately 1,000 taxis in Beijing. BALCG's system utilizes one 7.1 inch LCD monitor mounted in the back of the headrest of the front passenger side seat.   The content is broadcast to the taxis via radio frequencies.

Touch Media LLC. Touch Media LLC ("Touch"), a privately held company still in the start up phase of operation, combines focused programming (consisting of standard television commercials) with interactive destination information. Programming is displayed on a touch-sensitive, color LCD video screen placed in the back of the front headrest. Using the touch-screen monitor, the taxi passengers have the ability to search for information stored in the device ranging from nightlife and restaurants to shopping. The system is marketed by Touch as "Q". The system relies on wireless updating of the units at taxi service stations.

Touch signed an agreement with Guang Shin of Shanghai, a media agency that had the rights for in-taxi advertising with Blue Union Taxi Co. and Shanghai Bashi Industrial Group in the fall of 2003. They have since renewed agreements directly with Bashi Taxi of Shanghai and some other small companies for digital media as well as paper based media. Touch began operating in Beijing in May 2005 in partnership with an existing Beijing based media company that provides magazines in taxis. They currently operate paper-based media but are not authorized by the Beijing government to operate digital media in Beijing taxis. Touch also claims that they are operational in Guangzhou, but do not have and digital screens in any taxis at present.

Touch's management has experience operating in China in the apparel and broadcasting industries in the US. They currently have approximately 50 employees, primarily based in Shanghai. Touch currently operates paper-based taxi advertisements in Shanghai and in Beijing, and roughly 1000 LCD-based units in Shanghai. Their program called for an aggressive roll out of some 1,000 units of their new LCD screens per month starting in Q1 of 2007 but they appear to have fallen short due to technical and logistical issues.

DiTV. DiTV, a privately held company based in Beijing, claims to have acquired exclusive rights for over-the-air broadcasting for digital taxi media in China. The company works closely with the State Administration of Radio, Film and Television (SARFT) that regulates the broadcasting of information in China.

DiTV has partnerships with Beijing Media Group to provide content ranging from game shows to sports highlights and news. DiTV runs a broadcasting model like SECT in Shanghai, but has experienced problems with the quality and reliability of the signal reception They began outfitting taxis in April 2006 and currently have roughly 1000 taxis in operation. Their solution consists of a 9 inch LCD monitor mounted in the center of the rear passenger compartment.  We understand that they are currently seeking venture financing to expand their business.

Investment Going Forward

With the completion of the Private Placement, it is presently envisioned that: (i) $1,426,000 is to be spent on equipment purchases for network expansion; (ii) $729,000 on network operations; and (iii) the remainder will go towards working capital surplus.

Employees

Effective at Closing of the Share Exchange Agreement, the Company and i-level Media Systems Limited have now entered into Employment Agreements with each of Messrs. Aidan Sullivan (in his capacity as our President and Chief Executive Officer) and Ian Sullivan (in his capacity as our Secretary and Chief Financial Officer).

Prior to the Closing we did not have any employees other than our then officers, James Gheyle and Adrian Ansell. As a consequence of the Closing of the Share Exchange Agreement we now have 10 employees.

Subsidiaries

Effective on March 20, 2007 and pursuant to the Share Exchange Agreement, we now own 100% of i-level Media Systems, which is a limited liability company incorporated under the International Business Act of the British Virgin Islands on May 28, 2003. Our operations in China are run through i-level SoftComm, a wholly foreign-owned enterprise that was incorporated under the laws of the PRC on August 12, 2004. i-level SoftComm is wholly owned by i-level Media Systems, which is, in turn, wholly owned by the Company.

Compliance with Government Regulation

PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as ours, to ensure that the content of the advertisements they prepare or distribute are fair and accurate and are in full compliance with applicable law. Violation of these laws or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the PRC government may revoke a violator's license for advertising business operations.

As an out-of-home advertising service provider, we are obligated under PRC laws and regulations to monitor the advertising content that is shown on our network for compliance with applicable law. In general, the advertisements shown on our network have previously been broadcast over public television networks and have been subjected to internal review and verification of such networks. We are still separately required to independently review and verify these advertisements for content compliance before displaying the advertisements. In addition, where a special government review is required for certain product advertisements before broadcasting, we are separately obligated to confirm that such review has been performed and approval has been obtained. We employ qualified advertising inspectors who are trained to review advertising content for compliance with relevant PRC laws and regulations. In addition, for advertising content related to certain types of products and services, such as alcohol, cosmetics, pharmaceuticals and medical procedures, we and our distributors are required to confirm that the advertisers have obtained requisite government approvals including the advertiser's operating qualifications, proof of quality inspection of the advertised products, government pre-approval of the contents of the advertisement and filing with the local authorities.

Substantially all of our operations are conducted through i-level SoftComm, our wholly-owned operating subsidiary in China. PRC regulations currently limit foreign ownership of companies that provide advertising services to 70% and require any foreign entities that invest in the advertising services industry to have at least two years of direct operations in the advertising industry outside of China. i-level SoftComm currently holds all necessary licenses and regulatory approvals to operate its network of ADUs in taxis in the city of Shanghai, and it is in the process of applying for similar licenses and approvals to operate in other cities in the PRC. In order to comply with PRC regulations related to foreign ownership of companies engaged in advertising, i-level SoftComm currently conducts its advertising services through a third party advertising agency which has all the necessary licenses and permits for providing advertising services in the PRC. i-level SoftComm expects that it will qualify for its own license to conduct advertising services directly by September, 2007, since such qualification depends in part on the length of time that it will have been active in the PRC at the time it applies for the license.

Research and Development Expenditures

Since the inception of i-level Media Systems in May 2003, we have spent $67,902 on research and development, primarily related to the development of our current ADUs and the associated hardware and software that comprise our digital media network.

Patents and Trademarks

i-level SoftComm has filed for registration of all its trademarks and logos with the appropriate authorities in the PRC. In addition it owns the domain name www.i-levelmedia.com.

Reports to Securityholders

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at One Station Place, 100 F Street, N.E., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also obtain copies of our SEC filings by going to the SEC's website at http://www.sec.gov.

DESCRIPTION OF PROPERTIES

We maintain a principal executive office at Suite 5B-98 Liu He Road, Shanghai, PRC, 200001. In addition, in June 2007 we opened a branch office in Beijing, which is located at 5th Floor, Room 517, 25 Central Dong Sanhuan Rd., Beijing, PRC, 100020.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion should be read in conjunction with (i) our audited financial statements as at and for the years ended December 31, 2006 and 2005 and the related notes; (ii) our unaudited interim financial statements for the quarter ended March 31, 2007 and the related notes; and (iii) the section of this prospectus entitled "Description of Business and Properties" that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors". Our financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Plan of Operations

Our plan of operations for the next 12 months is to:

  invest approximately $1,750,000 of proceeds from our recent issues of securities to purchase approximately 4,000 ADUs to outfit all of Jinjiang Auto Services' Shanghai-based taxis and then to extend the network into additional taxi operators in major media markets in China;

  recruit additional persons experienced in the media industry in the areas of finance, research and development, software programming, content development and licensing and media sales;

  seek new content providers to produce and/or license content to us;

  establish our operational base in Shanghai where Aidan Sullivan and Ian Sullivan are presently resident; and

  extend our operation base to other major media markets in China.

We cannot, with certainty, say how our operations will develop over the next 12 months. Our operational development is dependent on a number of factors, including the availability of working capital, personnel, the development of sales contracts and the development of network capabilities.

Over the next 12 months, we expect to incur the following costs, at a minimum:

Category of Expenditure	Amount
Network equipment purchases:	$1,750,000
General and administrative expenses:	$340,000
Professional fees and expenses, regulatory expenses:	$290,000
Taxi media lease:	$200,000
Personnel costs in China:	$160,000
Service and maintenance fees on network:	$100,000
Miscellaneous and unallocated:	$160,000
Total:	$3,000,000

We believe that we have adequate working capital for the immediate term but will require additional working capital, through equity sales or other financing means, if we are to successfully develop scale in the digital media market.

We have only recently begun commercial operations and had earned minimal revenue as of the date of this prospectus and we are considered a development stage company. The research, development and testing, including proof of concept of the technology and media operations was completed in 2006. Several advertising campaigns consisting of various formats of content have been sold thus far. We intend to focus on selling advertising space on the proprietary i-level Mobile Media Network in China for the near to medium term and will look to expand into sales of products and services relating to the operation of digital media networks to third parties in the medium to long term.

We had cash of approximately $572,000 and working capital of approximately $400,000 at March 31, 2007. On April 18, 2007 we settled $200,000 in short-term debt through the issuance of 400,000 units, and on June 5, 2007 we issued 535,714 shares at $0.70 per share for proceeds of $375,000. As a result, we believe that we have sufficient capital to meet our obligations through our fiscal quarter ending September 30, 2007. However, we expect that we will require additional funding for anticipated costs of developing our business during and subsequent to the fourth quarter of 2007. We anticipate that the additional funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our projects and other working capital requirements.

Results of Operations

We are a development stage company that has generated minimal revenue to date. The following table sets forth selected financial information relating to us for the periods indicated.
	Accumulated From May 28, 2003 (Date of Incorporation) to March 31,	For the Three Months Ended March 31,	For the Three Months Ended March 31	For the Year Ended December 31,	For the Year Ended December 31,
	2007	2007	2006	2006	2005
	$	$	$	$	$
	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)

Revenue	12,187	641	54	6,271	5,275

Direct Costs	(624,943)	(195,178)	(23,755)	(302,521)	(127,244)

Loss Before Operating Expenses	(612,756)	(194,537)	(23,214)	(296,250)	(121,969)

Operating Expenses

Research and development	67,902	-	-	-	-
General and administrative	600,269	134,519	20,290	177,919	193,651

Total Expenses	668,171	134,519	20,290	177,919	193,651

Loss from Operations	(1,280,927)	(329,056)	(43,504)	(474,169)	(315,620)

Other expenses

Interest expense	(41,005)	(16,771)	(2,495)	(25,266)	(218)

Net Loss for the Period	(1,321,932)	(345,827)	(45,999)	(499,435)	(315,402)

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

We had revenues of $641 for the three month period ended March 31, 2007 as compared to $54 for the three month period ended March 31, 2006.

Our operating expenses for the three month period ended March 31, 2007 consisted of direct costs of $195,178 and general and administrative expenses of $134,519, as compared to $23,755 and $20,290, respectively, for the three month period ended March 31, 2006. The direct costs are comprised of the media concession fees and service and maintenance costs related to the operation of our media network. The increase in these expenses is directly related to the increase in the number of ADUs we have in operation. The increase in our general and administrative expenses was largely as a result of legal, accounting and other expenses related to our recent Share Exchange Agreement and closing related thereto

Our net less for the three month period ended March 31, 2007 was $345,827 as compared to $45,999 for the three month period ended March 31, 2006.

Year Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

We had revenues of $6,271 for the year period ended December 31, 2006 as compared to $5,275for the year ended December 31, 2005.

Our operating expenses for the year period ended December 31, 2006 consisted of direct costs of $302,521 and general and administrative expenses of $177,919, as compared to $127,244 and $193,651, respectively, for the year ended December 31, 2005. The increase in direct costs between 2005 and 2006 is directly related to the increase in the number of ADUs we had in operation in 2006.

Our net less for the year ended December 31, 2006 was $499,435 as compared to $315,402 for the year ended December 31, 2005, largely as a result of our increased direct costs in 2006.

Liquidity and Capital Resources

We had cash of approximately $572,000 and working capital of approximately $400,000 at March 31, 2007, as compared to cash of $121,654 and a working capital deficit of $804,744 at December 31, 2006 and cash of $34,653 and a working capital deficit of $74,239 at December 31, 2005. Our increase in cash and move from a capital deficit to a positive working capital figure occurred largely as a result of our receipt of $1,300,000 in gross proceeds in connection with our issuance of 2,600,000 units contemporaneously with the closing of the Share Exchange Agreement on March 20, 2007. We raised an additional $200,000 on March 22, 2007, which was settled by issuing 400,000 additional units of the Company.

Cash Used in Operating Activities

Cash used in operating activities was $550,849 for the three month period ended March 31, 2007, as compared with $27,718 for the three month period ended March 31, 2006. A total of $125,076 represented deposits on additional ADUs and $131,555 represented a reduction of accounts payable at December 31, 2006. The remaining $292,570 was direct cost and general and administrative expenses.

Cash used in operating activities was $406,469 for the year ended December 31, 2006 as compared with $269,452 for the year ended December 31, 2005.

Cash from Financing Activities

We have funded our business to date primarily from sales of our common stock. During the three month period ended March 31, 2007, we obtained $1,500,000 from financing activities, as compared to $nil for the three month period ended March 31, 2006. We also repaid a loan of $125,251.

During the year ended December 31, 2006, we obtained $802,540 from financing activities (proceeds from the issuance of short-term debt), as compared to $606,961 (proceeds from loans and the issuance of short-term debt) for the year ended December 31, 2005.

Cash to Investing Activities

We spent $352,662 on new ADUs during the quarter ended March 31, 2007, as compared to $nil for the three months ended March 31, 2006.

During the year ended December 31, 2006, we used $296,800 in investing activities, as compared to $332,607 during the year ended December 31, 2005.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to continue to pursue our plan of operations. For these reasons our auditors stated in their report included with our annual report for the year ended December 31, 2006 that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned expansion and activities.

Off-Balance Sheet Arrangements

There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources, which individually or in the aggregate is material to our investors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Except as disclosed below, there are no transactions, since the beginning of our last fiscal year, or any currently proposed transactions, in which we were or are to be a participant where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for each of the fiscal years since the date of our incorporation, and in which any "related person" had or will have a direct or indirect material interest. "Related party" includes:

(a)       any of our directors or officers;

(b)       any person proposed as a nominee for election as a director;

(c)       any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or

(d)       any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of any of the foregoing persons who has the same house as any of such person.

As a consequence of the completion of the Share Exchange Agreement:

(A)       an aggregate of 41,000,000 of our issued and outstanding common shares owned by James Gheyle and Adrian Ansell, our co-founders, were returned to treasury for cancellation;

(B)       27,000,000 shares of common stock were issued to the i-level Shareholders at a deemed issue price of $0.425 per share (which reflects a 15% discount to the established fair market value of $0.50 per share). Mr. Aidan Sullivan and Ian Sullivan were directors and shareholders of i-level and, upon completion of the share exchange: (i) received, respectively, 13,500,000 and 3,446,474 shares of our common stock; and (ii) were appointed as directors and executive officers of our Company and, in connection with such appointments entered into executive services agreements with us, as more fully described in this prospectus under the heading "Executive Compensation--Employment Agreements."; and

(C)       an aggregate of 1,031,668 shares were issued at a deemed price of $0.30 per share to the following creditors of i-level Media Systems to settle and pay the following debts of i-level Media Systems totalling approximately $309,501:

Name of Creditor of i-level Media Systems	Amount of Debt Settled	Number of Shares Issued
John P. Sullivan	$256,621.50	855,405
Ian M. Sullivan	21,442.22	71,474
George R. Nast	10,000.00	33,333
Brendan P. Sullivan	10,718.44	35,728
Margaret I. Sullivan	10,718.44	35,728
Totals:	$309,500.60 ========	1,031,668 ========

John P. and Margaret Sullivan are the parents of Aidan and Ian Sullivan, who are two of our officers and directors. Brendan Sullivan is the brother of Aidan and Ian Sullivan.

Transactions with Promoters

Since inception, our only promoters have been James Gheyle and Adrian Ansell, former directors and executive officers of the Company, who have returned to treasury for cancellation all of their shares of our Company as a condition and consequence of the Company's March 2007 closing of its acquisition of i-level Media Systems.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares have traded on the OTC Bulletin Board and the Pink Sheets since June 28, 2006. Concurrent with our name change on February 23, 2007, our trading symbol was changed to "ILVL". The following provides a summary of our trading history for the periods indicated on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter Ended	High Bid	Low Bid
March 31, 2007	$1.25	$1.07
December 31, 2006	Nil	Nil
September 30, 2006	Nil	Nil
June 30, 2006	Nil	Nil

Holders

At July 5, 2007, there were 53,582,382 of our common shares issued and outstanding held by approximately 92 holders of record.

Dividends

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	Nil	$Nil	Nil
Equity compensation plans not approved by security holders(*)	1,250,000(1) 1,300,000(2) 200,000(3)	$0.50 $1.00 $1.00	Nil Nil
Totals:	2,750,000	$0.77	Nil

(1)         Pursuant to the Closing of our Share Exchange Agreement on March 20, 2007, a $500,000 loan to us was converted into 5,000,000 units at a deemed issuance price of $0.10 per unit. Each such unit consists of one share and ¼ of one share purchase warrant, with each whole warrant exercisable for one share at an exercise price of $0.50 per share until September 20, 2007. These 1,250,000 shares represent the shares issuable upon exercise of the warrants described in this note.

(2)          On March 20, 2007, pursuant to a private placement, we issued an aggregate of 2,600,000 units at $0.50 per unit. Each such unit consists of one share and ½ of one share purchase warrant, with each whole warrant exercisable for one share at an exercise price of $1.00 per share until December 20, 2007. These 1,300,000 shares represent the shares issuable upon exercise of the warrants described in this note.

(3)         On April 18, 2007, we settled $200,000 of short-term debt by issuing 400,000 units at a deemed issuance price of $0.50 per unit. Each such unit consists of one share and ½ of one share purchase warrant, with each whole warrant exercisable for one share at an exercise price of $1.00 per share until January 18, 2008. These 200,000 shares represent the shares issuable upon exercise of the warrants described in this note.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid to our Chief Executive Officer and those executive officers that earned more than $100,000 in 2006 (the "Named Executive Officers"):
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Non-Qualified Deferred Compen-sation Earnings ($)	All Other Compen- sation ($)	Total ($)
James Gheyle, Former President and CEO	2006 2005	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Adrian Ansell, Former Secretary, Treasurer and CFO	2006 2005	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

Outstanding Equity Awards

As at December 31, 2006, there were no unexercised options, stock that had not vested or outstanding equity incentive plan awards with respect to each Named Executive Officer.

Employment Agreements

As a consequence of the Closing of the Share Exchange Agreement, we entered into the following material Employment Agreements with the following Named Executive Officers of our Company:

(a)         an Executive Services Agreement with Aidan Sullivan which provides for, among other matters, the yearly payment by the Company to Mr. Sullivan, in his capacity as the Company's President and Chief Executive Officer, of RMB120,000 and U.S. $45,600; and

(b)         an Executive Services Agreement with Ian Sullivan which provides for, among other matters, the yearly payment by the Company to Mr. Sullivan, in his capacity as the Company's Secretary and Chief Financial Officer, of RMB120,000 and U.S. $45,600.

The above Employment Agreements also provide that each of the CEO and CFO will be granted no less than 500,000 stock options exercisable at no more than $0.50 per stock option, for a period of not less than 10 years from date of grant. These options have not yet been granted and are pending the adoption of a stock option plan by our Company.

Compensation of Directors

From inception through March 31, 2007, we did not pay our directors any fees or other compensation for acting as directors. However, as of the second quarter of 2007 (starting on April 1, 2007), we pay each of our three non-officer directors (Paul Brock, Johnny Lo and Francis Chiew).a stipend of $2,500 per quarter.

__________

FINANCIAL STATEMENTS

Our unaudited interim consolidated financial statements for the quarter ended March 31, 2007 and our audited annual consolidated financial statements for the years ended December 31, 2005 and 2006 are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

(*)         As more fully described in this prospectus, for accounting purposes, the change of control of i-level Media Group Incorporated by the shareholders of i-level Media Systems Limited on March 20, 2007, as described herein, constitutes a re-capitalization of i-level Systems Limited, and the acquisition by i-level Media Group Incorporated of all of the issued and outstanding shares of i-level Systems Limited is accounted for as a reverse merger whereby the legal acquirer, i-level Media Group Incorporated, is treated as the acquired entity, and the legal subsidiary, i-level Media Systems Limited, is treated as the acquiring company with the continuing operations.

__________

BKR Lew & Barr Ltd.
Certified Public Accountants
12th Floor, Dina House
Ruttonjee Centre
11 Duddell Street
Hong Kong
Tel:                 (852) 2521 2328
Fax:                (852) 2525 9890
Email:            letters@lewbarr.com
Website:         www.bkrlewbarr.com

Report of the Independent Auditors to the Shareholders of i-Level Media Systems Limited

(Incorporated in the British Virgin Islands with limited liability)

We have audited the accompanying consolidated balance sheets of i-Level Media Systems Limited (A Development Stage Company) and its subsidiary company (the Company) as of December 31, 2006 and 2005 and the related consolidated statements of operations, shareholders' equity (deficiency) and comprehensive income (loss), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designating audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of i-Level Media Systems Limited and its subsidiary company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United State of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's significant operating losses and net working capital deficiency position raise substantial doubt about its ability to continue as a going concern. Management of the Company is developing a plan to raise sufficient capital through debt and/or equity financings. The ability of the Company to continue as a going concern is dependent on the success of this plan. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BKR Lew & Bar Limited
Nilar Tan Chan
Director
Shanghai, People's Republic of China
May 18, 2007

i-level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Consolidated Balance Sheets
(Expressed in US dollars)
	March 31, 2007 $	December 31, 2006 $	December 31, 2005 $
	(unaudited)	(audited)	(audited)

ASSETS

Current Assets

Cash and equivalents	571,997	121,654	34,653
Prepaid expenses and other current assets	138,795	12,023	-

Total Current Assets	710,792	133,677	34,653

Property and Equipment (Note 3)	903,156	582,548	350,803

Total Assets	1,613,948	716,225	385,456

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current Liabilities

Accounts payable and accrued liabilities	109,254	28,920	1,931
Promissory note (Note 5(a))	-	100,000	-
Short-term secured loans (Note 5(c))	-	500,000	-
Short-term unsecured loans (Note 5(b))	-	309,501	106,961
Other short-term debt (Note 5(d))	200,000	-	-
Current portion of capital lease obligation (Note 5)	1,993

Total Current Liabilities	311,247	938,421	108,892

Capital Lease Obligation (Note 5)	3,825	-	-

Loans Payable (Note 6)	-	-	749,999

Total Liabilities	315,072	938,421	858,891

Nature and Continuance of Operations (Notes 1)

Stockholders' (Deficit) Equity

Common Stock, 1,025,000,000 shares authorized, $0.001 par value 52,646,668 shares issued and outstanding (December 31, 2006 - 20,000 shares issued, par value $15, December 31, 2005 - 1 share issued, par value $1)	52,647	300,000	1

Additional Paid-in Capital	2,569,714	450,000	-

Other Comprehensive Income (Loss)	(1,553)	3,909	3,234

Deficit Accumulated During the Development Stage	(1,321,932)	(976,105)	(476,670)

Total Stockholders' (Deficit) Equity	1,298,876	(222,196)	(473,435)

Total Liabilities and Stockholders' (Deficit) Equity	1,613,948	716,225	385,456

(The Accompanying Notes are an Integral Part of These Financial Statements)

i-level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Consolidated Statements of Operations
(Expressed in US dollars)
	Accumulated From May 28, 2003 (Date of Incorporation) to March 31,	For the Three Months Ended March 31,	For the Three Months Ended March 31	For the Year Ended December 31,	For the Year Ended December 31,
	2007	2007	2006	2006	2005
	$	$	$	$	$
	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)

Revenue	12,187	641	54	6,271	5,275

Direct Costs	(624,943)	(195,178)	(23,755)	(302,521)	(127,244)

Loss Before Operating Expenses	(612,756)	(194,537)	(23,214)	(296,250)	(121,969)

Operating Expenses

Research and development	67,902	-	-	-	-
General and administrative	600,269	134,519	20,290	177,919	193,651

Total Expenses	668,171	134,519	20,290	177,919	193,651

Loss from Operations	(1,280,927)	(329,056)	(43,504)	(474,169)	(315,620)

Other expenses

Interest expense	(41,005)	(16,771)	(2,495)	(25,266)	(218)

Net Loss for the Period	(1,321,932)	(345,827)	(45,999)	(499,435)	(315,402)

Net Loss Per Share - Basic and Diluted		(.01)	-	(.01)	(.01)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted		52,646,668	52,646,668	52,646,668	52,646,668

(The Accompanying Notes are an Integral Part of These Financial Statements)

i-level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Expressed in US dollars)
	Accumulated From May 28, 2003 (Date of	For the Three Months	For the Three Months	For the	For the
	Incorporation)	Ended	Ended	Year Ended	Year Ended
	To March 31,	March 31,	March 31,	December 31,	December 31,
	2007	2007	2006	2006	2005
	$	$	$	$	$
	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)

Operating Activities

Net loss	(1,305,161)	(329,056)	(45,999)	(499,435)	(315,402)

Adjustments to reconcile net loss to cash

Depreciation	159,313	36,534	15,786	78,000	44,360

Change in operating assets and liabilities

Prepaid expenses and other current assets	(138,795)	(126,772)	-	(12,023)	606
Increase in accounts payable and accrued liabilities	(127,886)	(131,555)	2,495	26,989	984

Net Cash Used in Operating Activities	(1,412,529)	(550,849)	(27,718)	(406,469)	(269,452)

Investing Activities

Purchase of property and equipment	(1,043,455)	(352,662)	-	(296,800)	(332,607)

Net Cash to Investing Activities	(1,043,455)	(352,662)	-	(296,800)	(332,607)

Financing Activities

Proceeds from issuance of common stock	1,300,001	1,300,000	-	-	-
Proceeds from loans - long-term	749,999	-	-	-	500,000
Proceeds from issuance of short-term debt	1,134,752	200,000	-	802,540	106,961
Repayment of short-term debt	(125,251)	(125,251)	-	-	-

Net Cash Provided by Financing Activities	3,059,501	1,374,749	-	802,540	606,961

Effect of Exchange Rate Changes	(31,520)	(20,895)	-	(12,270)	1,507

Increase in Cash	571,997	450,343	(27,718)	87,001	6,409

Cash - Beginning of Period	-	121,654	34,653	34,653	28,244

Cash - End of Period	571,997	571,997	6,935	121,654	34,653

Supplemental Disclosures
Interest paid	-	18,955	-	-	-
Income taxes paid	-	-	-	-	-

Non-cash Financing and Investing Activities
Assumption of liabilities in reverse merger	237,140	237,140	-	-	-
Settlement of debt with shares	1,559,500	809,501	-	749,999	-

(The Accompanying Notes are an Integral Part of These Financial Statements)

i-Level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Consolidated Statement of Stockholders' Equity
From May 28, 2003 (Date of Incorporation) to March 31, 2007
(Expressed in U.S. dollars)
					Accumulated
			Additional	Other	During the
	Common		Paid-in	Comprehensive	Development
	Stock	Amount	Capital	Income (Loss)	Stage	Total
	#	$	$	$	$	$

Issuance of Shares on May 28, 2003 (Incorporation)	1	1	-	-	-	1
Net Loss for the Period from May 28, 2003 to December 31, 2004					(161,268)	(161,268)
Effect of Exchange Rate Difference	-	-	-	138		138

Balance - December 31, 2004 (audited)	1	1	-	138	(161,268)	(161,129)
Net Loss for the Year					(315,402)	(315,402)
Effect of Exchange Rate Difference	-	-	-	3,096	-	3,096

Balance - December 31, 2005 (audited)	1	1	-	3,234	(476,670)	(473,435)
November 14, 2006 - Issuance of Shares to settle related party loans	24,999	24,999	125,000	-	-	149,999
November 14, 2006 - Change of Par Value from $1 per Share to $15 per Share	(23,333)	-	-	-	-	-
November 14, 2006 - Dividend	8,333	125,000	(125,000)	-	-	-
November 22, 2006 - Issuance of shares to settle related party loans	10,000	150,000	450,000	-	-	600,000
Net Loss for the Year	-	-	-	-	(499,435)	(499,435)
Effect of Exchange Rate Difference	-	-	-	675	-	675

Balance - December 31, 2006 (audited)	20,000	300,000	450,000	3,909	(976,105)	(222,196)

March 20, 2007 - Recapitalization Transactions (Note 10)
Change in Par Value of Legal Parent from $15 per Share to $.001 per Common Share	-	(299,980)	299,980	-	-	-
Shares acquired by Legal Parent	(20,000)	(20)	20	-	-	-
Shares of i-Level Media Group Incorporated	58,015,000	58,015	(58,015)	-	-	-
Cancellation of founders shares	(41,000,000)	(41,000)	41,000	-	-	-
Shares issued to shareholders of i-Level Media Systems to effect the reverse merger	27,000,000	27,000	(27,000)	-	-	-
Net liabilities assumed in reverse merger			(237,140)	-	-	(237,140)
Shares issued to settle debt at $.10 per share	5,000,000	5,000	495,000	-	-	500,000
Shares issued to settle debt at $.30 per share	1,031,668	1,032	308,469	-	-	309,501
Shares issued in $0.50 per unit private placement	2,600,000	2,600	1,297,400	-	-	1,300,000
Net Loss for the Period	-	-	-	-	(345,827)	(345,827)
Effect of Exchange Rate Difference	-	-	-	(5,462)	-	(5,462)

Balance - March 31, 2007 (unaudited)	52,646,668	52,647	2,569,714	(1,553)	(1,321,932)	1,298,876

(The Accompanying Notes are an Integral Part of These Financial Statements)

i-Level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2007
(unaudited)

1.     Nature of Operations and Continuance of Business

The Company was incorporated in the State of Nevada on August 23, 2005 under the name Jackson Ventures, Inc. The Company's initial operations included the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable. Management has changed its primary business to that of developing and operating a proprietary, digital media network service in the transportation segment of the outdoor advertising market in China. The Company filed an SB-2 Registration Statement with the United States Securities and Exchange Commission that was declared effective June 19, 2006, to register 17,015,000 post-forward split shares of common stock for resale by existing shareholders of the Company. The Company did not receive any proceeds from the resale of shares of common stock by the selling stockholders.

The Company entered into an agreement and plan of merger (the "Merger Agreement") dated February 23, 2007 with i-Level Media Group Incorporated, a Nevada corporation and wholly-owned subsidiary of Jackson Ventures, Inc. Pursuant to the terms of the Merger Agreement, i-Level Media Group Incorporated merged with and into Jackson Ventures, Inc. with Jackson Ventures, Inc. carrying on as the surviving corporation under the name "i-Level Media Group Incorporated."

On January 29, 2007 the Company entered into a Share Exchange Agreement to acquire the business of i-Level Media Systems Limited ("i-:Level Systems"), a limited liability Company incorporated on May 28, 2003 under the International Business Act of the British Virgin Islands. i-Level Systems owns 100% of i-Level SoftComm (Shanghai) Company Ltd. ("i-Level SoftComm"), a wholly foreign owned enterprise formed under the laws of the People's Republic of China (the "PRC") on August 12, 2004. I-Level SoftComm is a development stage company that is devoting substantially all of its efforts to establishing a new business in the City of Shanghai, in the PRC, which involves selling out-of-home video advertising timeslots on its network of flat-panel video advertising display units installed in taxis. PRC regulations currently limit foreign ownership of companies that provide advertising services, including out-of-home video advertising services. To comply with these regulations, the Company conducts all of its advertising services through a third party advertising agency which has all the necessary licences and permits for providing advertising services in the PRC. The acquisition of i-Level Systems was completed on March 20, 2007 and the Company now trades on the OTCBB under the symbol "ILVL". The total purchase price for all issued and outstanding shares of i-Level Systems was satisfied by the issuance of 27,000,000 shares of post-forward split restricted common stock of the Company. See Note 10 for full disclosure of this transaction and related financing transactions. The Company is, effective March 20, 2007, a Development Stage Company, as defined by Statement of Financial Accounting Standard ("SFAS") No.7 "Accounting and Reporting for Development Stage Enterprises". As control of the Company transferred to the shareholders of i-Level Systems on March 20, 2007 this acquisition is considered a recapitalization of i-Level Systems. The acquisition was accounted for using reverse merger accounting rules whereby the historical operations of i-Level Systems will constitute the reported numbers prior to March 20, 2007 and the combined operations of the Company and i-Level Systems will be reported from March 20, 2007 forward.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company had not generated revenues since inception and currently has generated minimal revenues from operating its digital media network service in China. The Company has not paid dividends, and is unlikely to pay dividends in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain necessary equity financing in excess of the private placement referred to in Note 10 to continue expanding its business operations and attain profitable operations. As at March 31, 2007, the Company had working capital of $400,056 and had accumulated losses of $1,321,932 since inception. Since inception, the Company has funded operations through the issuance of capital stock and related party loans. Management's plan is to continue raising additional funds through future equity financings until it achieves profitable operations from its digital media network service. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

i-Level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2007
(unaudited)

2.     Summary of Significant Accounting Policies

a)     Presentation and Consolidation

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company's fiscal year-end is December 31. These consolidated financial statements include the financial statements of the Company and its subsidiary company's i-Level Systems and i-Level Softcomm. All material inter-company balances and transactions have been eliminated on consolidation. The statement of operations prior to March 20, 2007 include the consolidated accounts of i-Level Systems and i-Level Softcomm only.

b)     Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to allowances for doubtful accounts, stock-based compensation, deferred income tax asset valuations and loss contingencies. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)     Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

d)     Property and Equipment

Equipment is comprised of flat-panel video advertising display units and office equipment and is presented at cost less accumulated depreciation and impairment, if any. Depreciation is provided to write-off the cost of equipment over their estimated useful lives after taking into account their estimated residual value, using the straight-line method, over five years after 10% residual value.

e)     Long-lived Assets

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable or exceeds fair value.

i-Level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2007
(unaudited)

2.     Summary of Significant Accounting Policies (continued)

f)     Basic and Diluted Net Earnings (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. Diluted loss per share is equal to basic loss per share as the Company does not have any dilutive instruments. Prior to, and as at March 31, 2007, the only potentially dilutive common shares are warrants as described in Note 10(a) and (e).

g)     Comprehensive Loss

The Company utilizes SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at March 31, 2007, December 31, 2006 and December 31, 2005, the Company's only item that represents comprehensive income (loss) is the exchange rate effect of translating its PRC subsidiary from Reminbi into US dollars. The comprehensive income (loss) for those periods are $(5,462), $675, and $3,096, respectively.

h)     Mineral Property Costs

The Company's prior business activity was in the exploration stage since the formation of Jackson Venture Inc. on August 23, 2005 and did not realize any revenues from these originally planned operations. The Company was primarily engaged in the acquisition and exploration of mining properties up until March 20, 2007. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, "Whether Mineral Rights Are Tangible or Intangible Assets". The Company assesses the carrying costs for impairment under SFAS No. 144, "Accounting for Impairment or Disposal of Long Lived Assets" at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

i)     Financial Instruments

The fair value of financial instruments, which include cash, other current assets, accounts payable and accrued liabilities, and short-term loans were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

j)     Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition in Financial Statements." The Company accounts for revenue as a principal using the guidance in EITF 99-19, "Reporting Revenue Gross as a Principal vs. Net as an Agent. Revenue represents the invoiced values of service, net of business taxes. The Company's revenue is derived from sales of out-of-home video advertising timeslots and is recognised rateably over the period in which advertisements are displayed. Accordingly, revenue is recognised when all four of the following criteria are met: (i) pervasive evidence that an arrangement exists; (ii) delivery of the service has occurred; (iii) the price of the services is both fixed and determinable; and (iv) collection of the resulting receivable is reasonably assured.

k)     Research and Development Cost

Research and development costs are expensed as incurred.

l)     Advertising Cost

Advertising costs are expenses as incurred.

i-Level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2007
(unaudited)

2.     Summary of Significant Accounting Policies (continued)

m)    Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

n)     Foreign Currency Translation

The functional and reporting currency of the Company is the United States dollar ("US dollar"). Monetary assets and liabilities denominated in currencies other than the US dollar are translated into the US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the US dollar during the year converted into US dollar at the applicable rates of exchange prevailing at the first day of the month transactions occurred. Transaction gains and losses are recognized in the statement of operations. The financial records of the Company's PRC subsidiary are maintained in its local currency, the Renminbi ("RMB"), which is its functional currency. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, and gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive income (loss) in the statement of stockholders' equity.

o)     Significant Risks and Uncertainties

The Company's management believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations or cash flows: the Company's limited operating history; advances and trends in new technologies and industry standards; competition from other competitors; regulatory or other PRC related factors; risks associated with the Company's ability to attract and retain employees necessary to support its growth; and risks associated with the Company's growth strategies; and general risks associated with the advertising industry.

p)     Stock-based Compensation

Prior to January 1, 2006, the Company recorded stock based compensation in accordance with Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123), which established a fair value based method of accounting for stock-based awards, and recognized compensation expense based on the fair value of the stock award or fair value of the goods and services received, whichever is more reliably measurable. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R "Share Based Payments", using the modified prospective transition method. Under that transition method, compensation cost is recognized for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Results for prior periods have not been restated. There was no effect on the Company's reported loss from operations, cash flows or loss per share as a result of adopting SFAS No. 123R.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

i-Level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2007
(unaudited)

2.     Summary of Significant Accounting Policies (continued)

q)     Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115". This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, "Fair Value Measurements". The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative an qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on its financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)". This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109". FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

i-Level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2007
(unaudited)

2.     Summary of Significant Accounting Policies (continued)

q)     Recent Accounting Pronouncements (continued)

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

r)     Interim Financial Statements

These interim unaudited consolidated financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

3.     Property and Equipment and Obligation Under Capital Lease

Property and equipment is comprised of the following:

	March 31, 2007	December 31, 2006	December 31, 2005
	$	$	$
	(unaudited)	(audited)	(audited)

Flat-panel video advertising display units	970,973	688,073	389,684
Office equipment	17,159	4,309	4,309
Leasehold improvements	53,855	-	-
Equipment under capital lease	8,875	-	-

	1,050,862	692,382	393,993
Less: Accumulated depreciation	(159,313)	(122,779)	(44,779)
Exchange difference	11,607	12,945	1,589

Net Carrying Value	903,156	582,548	350,803

During the quarter ended March 31, 2007 a total of $133 of depreciation was charged to operations relating to equipment under capital lease.

i-Level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2007
(unaudited)

3.     Property and Equipment and Obligation Under Capital Lease (continued)

Obligation Under Capital Lease

Future minimum lease payments for obligations under capital leases as at March 31, 2007 are as follows:
$

2007	2,336
2008	2,336
2009	1,752

6,424
Amount representing interest	606

5,818

Current portion	1,993

3,825

4.     Accounts Payable and Accrued Liabilities

	March 31, 2007	December 31, 2006	December 31, 2005
	$	$	$
	(unaudited)	(audited)	(audited)

Accounts payable	16,285	-	-
Accrued expenses	69,227	2,970	1,931
Accrued interest (Note 5)	23,043	25,251	-
Welfare benefits payable	699	699	-

	109,254	28,920	1,931

5.     Short-term Debt

a)     Promissory Note Payable - The note was non-interest bearing and had no fixed terms of repayment. The note had restrictive covenants that limited the Company's ability to sell, transfer, assign or dispose of any assets pledged as security for the payment of this note. This note was repaid in March, 2007.

b)     Short-term Unsecured Loans - i-Level Systems received short-term loans bearing interest at 9% per annum, compounded semi-annually, without fixed terms of repayment. On March 20, 2007 a total of $309,501 of these loans were settled by issuing 1,031,668 common shares of the Company at $0.30 per share. A total of $18,955 of accrued interest to December 31, 2006 was paid in March 2007. A total of $6,029 of accrued interest during the quarter ended March 31, 2007 and up until debt settlement has been included in accrued liabilities.

c)     Short-term Secured Loans - i-Level Systems received two short-term loans in the amount of $250,000 each. The short-term loans bear interest at 9% per annum and compounded semi-annually. Principal amounts and any outstanding accrued interest are to be repaid on demand. The loans are secured by the property and equipment and current assets of the Company and contain financial covenants and restrictions on indebtedness. On March 20, 2007 the principal amount of $500,000 was settled by issuing 5,000,000 Loan Units of the Company at $0.10 per Loan Unit as described in Note 10(a). Accrued interest to March 31, 2007 of $17,014 was charged to operations and has been included in accrued liabilities.

d)     Other Short-term Debt - The Company received a short-term loan of $200,000 on March 22, 2007 without interest or fixed terms of repayment. This loan was settled on April 18, 2007 by the Company issuing 400,000 private placement units at $0.50 per unit as described in Note 10(c).

i-Level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2007
(unaudited)

6.     Loans Payable

	March 31,	December 31,	December 31,
	2007	2006	2005
	$	$	$
	(unaudited)	(audited)	(audited)

Loans payable	-	-	749,999

These loans were due to shareholders of i-Level Systems, and were interest-free and payable on demand. In November 2006, i-Level Systems entered into several share subscription agreements with the shareholders to convert the above loans to Ordinary Shares of i-Level Systems (See Note 7).

7.     Ordinary Share Activity of i-Level Systems

i-Level Systems had 50,000 shares of authorised Ordinary Shares having a par value of US$1 each up to November 14, 2006, of which 1 Ordinary Share was issued.

On November 13, 2006, the Company issued an additional 24,999 Ordinary Shares for total subscription consideration of US$149,999, which was settled by way of setting off a loan.

On November 14, 2006, the Company increased its authorized share capital from US$50,000 to US$750,000 by changing the par value of the Ordinary Shares such that the authorized shares of 50,000 shares of US$1 each were changed to 50,000 shares of US$15 each. Accordingly, the share capital comprising of 25,000 Ordinary Shares of US$1 each then issued and outstanding were changed to 1,666 2/3 issued and outstanding shares at a par value of US$15 each.

On November 14, 2006, the Board of Directors declared a dividend by way of a stock dividend whereby the amount of US$125,000 standing in the share premium account was capitalized and distributed as stock dividends comprising 8,333 1/3 Ordinary Shares with a par value of US$15 each.

On November 22, 2006, the Company issued 10,000 Ordinary Shares of par value US$15 each to the lenders as set out in Note 6 above for the total subscription consideration of US$600,000, which amount was settled by way of setting off the loans from the lenders.

8.     Related Party Transactions

The Company records transactions of commercial substance with related parties at fair value as determined with management.

a)     See Notes 6 and 7 for related party debt settlements.

b)     Executive Services Agreements (the "ES Agreements") have been entered into with the CEO and President of the Company and the Secretary and CFO of the Company. Effective March 20, 2007, each will be paid a total of $5,000 per month for their services, for a term of eighteen months. The ES Agreements also provide that each of the CEO and CFO will be granted no less than 500,000 stock options exercisable at no more than $0.50 per stock option, for a period of not less than 10 years from date of grant. These options have not yet been granted and are pending the adoption of a stock option plan.

9.     Mineral Properties

The Company entered into an Agreement dated December 28, 2005, to acquire a 100% interest in 13 mining claims located in the La Plata Mining Division of Colorado in consideration for $9,500 subject to a 1.5% net smelter royalty. The purchase price of $9,500 was charged to operations as mineral property costs as proven or probable reserves have not been established on the mineral property. During the period ended December 31, 2005, the Company incurred $1,630 of exploration expenditures which were charged to operations of Jackson Ventures, Inc. During the year ended December 31, 2006, the Company incurred $17,357 of exploration expenditures which have been charged to operations of Jackson Ventures, Inc. These claims have lapsed.

i-Level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2007
(unaudited)

10.   Acquisition of i-Level Systems and Related Financing Transactions

On January 29, 2007, the Company entered into a Share Exchange Agreement (the "SEA") to acquire the business of i-level Media Systems Limited ("i-level Systems"), a company incorporated under the laws of the International Business Act of the British Virgin Islands. The closing of the SEA occurred on March 20, 2007 and the total purchase price for all issued and outstanding shares of i-level Systems has been satisfied by the issuance of an aggregate of 27,000,000 shares of post-forward split restricted common stock of the Company. Additional terms of the SEA include the Company's agreement to:

a)     advance, by way of a secured loan or loans (collectively, the "Loan") to i-level Systems, an aggregate principal sum of up to $2,000,000; $500,000 of which (the "Initial Loan") was advanced prior to the effective date of the SEA and an additional maximum amount of $1,500,000, to be secured through a private placement as noted in (c) below, was to be advanced prior to the closing of the SEA.

Pursuant to the terms of the SEA each Initial Loan Lender had the right, exercisable until the close of business on the date of maturity of the Initial Loan, to convert any principal sum or any other sum owing under the Initial Loan to such Lender into post-forward split units of the Company (each a "Loan Unit") at an agreed settlement price of $0.10 per Loan Unit, with each Loan Unit being comprised of one post-forward split common share and one-quarter of one post-forward split non-transferable share purchase warrant, and with each such whole Loan Unit warrant being exercisable for a period of six months from the date of issuance of the Loan Units at an exercise price of $0.50 per warrant common share.

On closing of the SEA the $500,000 Initial Loan was converted into 5,000,000 post-forward split units at $0.10 per unit for cash proceeds of $500,000.

b)     On closing of the SEA, the Company completed a debt conversion private placement for 1,031,668 post-forward split common shares at $0.30 per share to settle $309,501 of debt for i-level Systems.

c)     raise, by way of a private placement of common shares or units (each a "Unit") of the Company (the "Private Placement"), a minimum of $1,000,000 and a maximum of $5,000,000 at a subscription price of not less than $0.50 per post-forward split Unit, with each Unit being comprised of not greater than one post-forward split common share and one-half of one post-forward split non-transferable share purchase warrant, and with each such whole warrant being exercisable for not greater than one additional common share for a period of nine months from the date of issuance of the Units at an exercise price of not less than $1.00 per Unit.

During January 1, 2007 through March 26, 2007 the Company received subscriptions for 2,600,000 post-forward split units at $0.50 per unit for cash proceeds of $1,300,000. Each unit is comprised of one post-forward split common share and one-half of one post-forward split non-transferable share purchase warrant. 1,300,000 warrants are exercisable into one additional common share at an exercise price of $1.00 per share unit expiring December 20, 2007.

d)     cause not less than 41,000,000 founders' common shares to be returned to treasury and cancelled at or prior to the closing of the SEA.

A total of 41,000,000 founders' common shares have been returned to treasury and cancelled pursuant to the SEA.

11.   Common Stock Issuances Prior to Reverse Merger

a)     On January 26, 2007, Jackson Ventures Inc. effected a 10.25:1 forward stock split of the authorized, issued and outstanding common stock. As a result, the authorized share capital increased from 100,000,000 shares of common stock with a par value of $0.001 per share to 1,025,000,000 shares of common stock with a par value of $0.001 per share. The issued and outstanding share capital increased from 5,660,000 shares of common stock to 58,015,000 shares of common stock. All references in these financial statements to number of common shares, price per share and weighted average number of common shares outstanding prior to the 10.25:1 forward stock split on January 26, 2007 have been adjusted to reflect these stock splits on a retroactive basis, unless otherwise noted.

b)     On December 30, 2005, Jackson Ventures Inc. issued 17,015,000 post-forward split shares of common stock pursuant to a private placement for cash proceeds of $83,000.

i-Level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2007
(unaudited)

11.   Common Stock Issuances Prior to Reverse Merger (continued)

c)     On September 30, 2005, Jackson Ventures Inc. issued 20,500,000 post-forward split shares of common stock to the former President and 20,500,000 post-forward split shares of common stock to the former Chief Financial Officer for cash proceeds of $4,000.

12.   Warrants Outstanding
# of Warrants	Exercise Price	Expiry Date

1,250,000	$0.50	September 20, 2007

1,300,000	$1.00	December 20, 2007

13.   Commitments

Executive Services Agreements (the "ES Agreements") have been entered into with the CEO and President of the Company and the Secretary and CFO of the Company. Effective March 20, 2007, each will be paid a total of $5,000 per month for their services, for a term of eighteen months. The ES Agreements also provide that each of the CEO and CFO will be granted no less than 500,000 stock options exercisable at no more than $0.50 per stock option, for a period of not less than 10 years from date of grant. These options have not yet been granted and are pending the adoption of a stock option plan.

14.   Economic Dependence

The Company currently buys all of its flat panel display units, a major operating asset of the Company, from one supplier. Also, the supplier is responsible for the maintenance of these flat panel display units. Although these display units were tailor-made by the supplier for the purpose of the Company, management believes that other suppliers could provide similar assets and services on comparable terms. A change in suppliers and service providers, however, may cause delay in the operation and a possible loss of revenue, which would affect operating results adversely.

15.   Contribution Plan in the PRC

Full time employees of the subsidiary in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labour regulations require the Company to accrue for these benefits based on certain percentages of the employees' salaries.

16.   Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. As the criteria for recognizing future income tax assets have not been met due to the uncertainty of realization, a valuation allowance of 100% has been recorded for the current and prior year.

British Virgin Island Tax

The Company's operations are not subject to taxation in the British Virgin Islands.

United States Income Tax

United States Federal income tax losses incurred from August 23, 2005 (date of inception of Jackson Ventures Inc.) to March 20, 2007 (date of change of control) of $324,000 are no longer available to the Company pursuant to the change of control rules of Section 382 of the Internal Revenue Code.

i-Level Media Group Incorporated
(Formerly Jackson Ventures, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2007
(unaudited)

16.   Income Taxes (continued)

PRC Income Tax

The Company's subsidiary in the PRC is subject to the Foreign Enterprise Income Tax. No PRC income tax has been provided as the Company's subsidiary in the PRC recorded net operating losses of $325,809, $232,592 and $40,181 for the three years ended December 31, 2006, respectively.

The components of the net deferred tax asset at December 31, 2006 and 2005 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	December 31, 2006 $	December 31, 2005 $

Cumulative Combined Net Operating Losses	598,582	272,773

Effective Tax Rate	33%	33%

Deferred Tax Asset	197,532	90,015

Valuation Allowance	(197532)	(90,015)

Net Deferred Tax Asset	- ________	- ________

17.   Subsequent Event

On April 18, 2007 the Company settled $200,000 of short-term debt of i-Level Systems by issuing 400,000 Units at $0.50 per Unit as an additional subscription to the Unit Private Placement as described in Note 10(c). Each Unit being comprised of one post-forward split common share and one-half of one post-forward split non-transferable share purchase warrant, and with each such whole warrant being exercisable for one additional common share for a period of nine months from the date of issuance of the Units at an exercise price of $1.00 per post-forward split share.

__________

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

As disclosed in our Current Report on Form 8-K, as filed with the SEC on May 14, 2007, we engaged Weaver & Martin LLC as our principal independent registered public accounting firm effective May 8, 2007 and, concurrent with this engagement, Dale Matheson Carr-Hilton LaBonte LLP, Chartered Accountants, resigned as our principal independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at One Station Place, 100 F Street, N.E., Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also obtain copies of our SEC filings by going to the SEC's website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of the Company, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters. Neither the delivery of this prospectus nor any sale make hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus. This prospectus does not constitute and offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until 180 days from the effective date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.            INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS"), our Articles of Incorporation and our Bylaws.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

1.          his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

2.          his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.5702 of the NRS provides as follows:

1.          A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)          is not liable pursuant to NRS 78.138; or

(b)          acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.          A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)          is not liable pursuant to NRS 78.138; or

(b)          acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.          To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation

Our Articles of Incorporation provide that no director or officer shall be liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

Our Bylaws

Our Bylaws provide that we shall, to the fullest extent permitted by law, indemnify all persons whom we may indemnify pursuant thereto; provided, however, that we shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was initiated or authorized by one or more members of our board of directors. We may, at our expense, maintain insurance to protect ourselves and any other person against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Nevada law.

Opinion of the SEC

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under Nevada law or otherwise, we have been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.             OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the expenses to be incurred by us in connection with the preparation and filing of this registration statement. All amounts shown are estimates except for the SEC registration fee:
SEC registration fee	$236
Accounting fees and expenses	$5,000
Legal fees and expenses	$25,000
Transfer agent and registrar fees	$2,000
Fees and expenses for qualification under state securities laws	$1,500
Miscellaneous (including Edgar filing fees)	$1,000
Total	$34,736

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the selling stockholders to broker-dealers in connection with the sale of their shares.

ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES

On June 5, 2007, we completed an offering of 535,714 shares of our common stock at a price of $0.70 per share to a total of two (2) purchasers. The total proceeds from this offering were $375,000. We completed this offering pursuant to Rule 903 of Regulation S under the Securities Act. Each sale of shares was completed as an "offshore transaction", as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

On April 18, 2007, we issued 400,000 units (each unit consisting of one share and ½ of one share purchase warrant, with each whole warrant exercisable for one share at an exercise price of $1.00 until January 18, 2008) to one (1) purchaser at a deemed issuance price of $0.50 per unit in settlement of $200,000 of short-term debt of i-level Systems Limited. We completed this issuance pursuant to Rule 903 of Regulation S under the Securities Act. The issuance of these units was completed as an "offshore transaction", as defined in Rule 902(h) of Regulation S, on the basis that: (i) the investor was outside of the United States at the time the offer to purchase the units was made; and (ii) at the time the subscription agreement for the units was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. The investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. The purchaser represented its intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to the purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Pursuant to the closing of our Share Exchange Agreement on March 20, 2007, we issued the following restricted securities from treasury:

(a)          27,000,000 shares of the Company, at a deemed price of $0.425 per share, to the vendors of i-level Media Systems;

(b)          1,031,668 shares of the Company, at a deemed settlement and subscription price of $0.30 per share, in settlement of an equal value in indebtedness of five (5) creditors of i-level Media Systems; and

(c)          5,000,000 loan units of the Company, at a deemed settlement and subscription price of $0.10 per loan unit; in settlement of an equal value in indebtedness of four (4) creditors to our Company and i-level Media Systems; with each such loan unit being comprised of one share and one-quarter of one non-transferable share purchase warrant in the capital of the Company, and with each such resulting whole warrant entitling the shareholder thereof to purchase an additional common share of the Company, for the period commencing upon the date of issuance of the within Loan Units by the Company; that being on March 20, 2007; and ending at 5:00 p.m. (Vancouver, British Columbia, Canada, time) on the day which is six months from the date of issuance of the within loan units, at an exercise price of $0.50 per warrant share; and

(d)          2,600,000 private placement units of the Company to a total of 34 purchasers, at a subscription price of $0.50 per unit; with each such unit being comprised of one share and one-half of one non-transferable share purchase warrant in the capital of the Company, and with each such resulting whole warrant entitling the shareholder thereof to purchase an additional common share of the Company, for the period commencing upon the date of issuance of the within Units by the Company; that being on March 20, 2007; and ending at 5:00 p.m. (Vancouver, British Columbia, Canada, time) on the day which is nine months from the date of issuance of the within units, at an exercise price of U.S. $1.00 per warrant share.

The securities issued pursuant to the Share Exchange Agreement, and the shares, loan units and units offered and sold under the contemporaneous debt conversion, loan conversion and private placement, were issued by the Company to accredited investors in reliance on Rule 506 under the Securities Act, or were issued in offshore transactions in reliance on Regulation S under the Securities Act. Such securities have not been registered under the Securities Act or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. . None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

We completed an offering of 4,000,000 shares of our common stock at a price of $0.001 per share to Messrs. Gheyle and Ansell, our co-founders on September 30, 2005, for total proceeds of $4,000. We completed this offering pursuant to Rule 903 of Regulation S under the Securities Act of the Securities Act. Each sale of shares was completed as an "offshore transaction", as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Both investors represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Both investors were in possession of sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to either of the purchasers.

ITEM 27.             EXHIBITS
Exhibit Number	Description of Exhibit
3.1(1)	Articles of Incorporation.
3.2	Articles of Merger (pursuant to which the Company's Articles of Incorporation were amended to change the Company's name to "i-level Media Group Incorporated").
3.3(1)	Bylaws.
5.1	Opinion of Lang Michener LLP, with consent to use, regarding the legality of the securities being registered.
10.1(2)	Share Exchange Agreement among the Company, the i-level Shareholders and i-level Media Systems Limited, dated for reference effective on January 29, 2007.
10.2(3)	Executive Services Agreement among the Company, i-level Media Systems Limited and Aidan Sullivan, dated March 20, 2007.
10.3(3)	Executive Services Agreement among the Company, i-level Media Systems Limited and Ian Sullivan, dated March 20, 2007.
10.4	Form of $0.10 Unit for Debt Private Placement Subscription Agreement.
10.5	Form of $0.30 Share for Debt Private Placement Subscription Agreement.
10.6	Form of $0.50 Unit Private Placement Subscription Agreement.
10.7	Form of $0.70 Share Private Placement Subscription Agreement.
10.8	Collaboration Contract between i-level SoftComm and Shanghai Jinjiang Auto Services Co., Ltd., dated December 2004 (and addendum thereto dated February 2005).
10.9	Co-operation Contract between i-level SoftComm and Smartwin Technology (Shanghai) Ltd.
10.10	Memorandum of Understanding between i-level SoftComm and Beijing Northern Taxi Co., Ltd.
10.11	Corporate Development Consulting Services Agreement between the Company and Pacific Investor Relations Corp., dated for reference April 1, 2007.
21.1	Subsidiaries of the Company.
	Name of Subsidiary i-level Media Systems Limited i-level SoftComm (Shanghai) Company Ltd.	Jurisdiction of Incorporation British Virgin Islands People's Republic of China
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (Included in Exhibit 5.1).
24.1	Power of Attorney (Included on the signature page of this registration statement).

(1)          Incorporated by reference from our Company's registration statement on Form SB-2 as filed with the SEC on March 17, 2006.

(2)          Incorporated by reference from our Company's Current Report on Form 8-K as filed with the SEC on February 1, 2007.

(3)          Incorporated by reference from our Company's Current Report on Form 8-K as filed with the SEC on March 21, 2007.

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ITEM 28.             UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

1.          File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a)          Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(b)          Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(c)          Include any material information with respect to the plan of distribution.

2.          For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.          File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Shanghai, People's Republic of China, on July 5, 2007.
I-LEVEL MEDIA GROUP INCORPORATED By: /s/ Aidan Sullivan Aidan Sullivan Executive Chairman, President, Chief Executive Officer, Principal Executive Officer and a director

POWER OF ATTORNEY

Know all persons by these presents that that each individual whose signature appears below constitutes and appoints Aidan Sullivan, our Executive Chairman, President, Chief Executive Officer, Principal Executive Officer and a director, as a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing under Rule 462 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement was signed by the following persons in the capacities and on the dates stated.
Signature	Title	Date
/s/ Aidan Sullivan Aidan Sullivan	Executive Chairman, President, Chief Executive Officer, Principal Executive Officer and a director	July 5, 2007
/s/ Ian Sullivan Ian Sullivan	Secretary, Treasurer, Chief Financial Officer, Chief Operating Officer, Principal Accounting Officer and a director	July 5, 2007
/s/ Paul D. Brock Paul D. Brock	Director	July 5, 2007
/s/ Johnny Lo Johnny Lo	Director	July 5, 2007
/s/ Francis Chiew Francis Chiew	Director	July 5, 2007

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